Exhibit 10.31

Executed Version
FIRST AMENDMENT TO CREDIT AGREEMENT
FIRST AMENDMENT TO CREDIT AGREEMENT dated as of February 19, 2026 (this “Agreement”), among Olin Corporation, a Virginia corporation (the “Borrower”), the Lenders and Issuing Banks party hereto and Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent and collateral agent (the “Administrative Agent”).
A.    Pursuant to the Credit Agreement dated as of March 14, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Lenders”, and the Lenders party thereto immediately prior to the First Amendment Effective Date, the “Existing Lenders”), the issuing banks from time to time party thereto (the “Issuing Banks”) and Bank of America, in its capacity as administrative agent, the Lenders and Issuing Banks have extended, and have agreed to extend, credit to the Borrower. The Existing Credit Agreement as amended by this Agreement is hereinafter referred to as the “Credit Agreement”.
B.    The Borrower has requested, and subject to the terms and conditions set forth herein, each of the Lenders and Issuing Banks party hereto has agreed, to amend the Existing Credit Agreement as set forth herein.
C.    Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Existing Credit Agreement. The rules of interpretation set forth in Section 1.02 of the Existing Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.
SECTION 2. Amendments to Existing Credit Agreement. The parties hereto hereby agree that, effective as of the First Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto. Additionally, the Existing Credit Agreement is hereby supplemented by adding (i) Schedule 1.01(A) and Schedule 1.01(B) attached hereto as Schedules thereto and (ii) Exhibit G attached hereto as an Exhibit thereto. The Lenders party hereto hereby authorize the Administrative Agent to take such actions, including making filings and entering into the Collateral Documents, as may be necessary or desirable to reflect the intent of this Agreement.
SECTION 3. Representations and Warranties. Effective as of the First Amendment Effective Date, the Borrower represents and warrants to each of the Lenders and each of the Issuing Banks party hereto and the Administrative Agent that:
(a)    the execution, delivery and performance by the Borrower of this Agreement (i) is within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not (x) contravene the Borrower’s charter or by-laws or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting the Borrower or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries, other than any Lien permitted by Section 5.02(a) of the Credit Agreement;

(b)    after giving effect to this Agreement, the representations and warranties set forth in Section 4.01 of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the First Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof; and
(c)    as of the First Amendment Effective Date, immediately prior to and after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.
SECTION 4. Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall become effective on the date when the following conditions shall have been satisfied or waived (such date, the “First Amendment Effective Date”):
(a)    The Administrative Agent shall have received counterparts of this Agreement executed by (i) the Borrower, (ii) the Administrative Agent and (iii) each of the Existing Lenders;
(b)    The Borrower shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent), together with all accrued interest and fees owing to the Lenders and Issuing Banks to, but not including, the First Amendment Effective Date;
(c)    The representations and warranties in Section 3 of this Agreement shall be true and correct as of the First Amendment Effective Date;
(d)    The Borrower shall have paid to the Administrative Agent, for the account of each Lender providing a counterpart to this Agreement, a consent fee in the amount separately agreed (based on the sum of (i) the Revolving Commitments (whether used or unused) of such Lender and (ii) the Term Loans of such Lender immediately after giving effect to the reduction described in Section 5 below);
(e)    The Administrative Agent shall have received a legal opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Borrower, addressed to the Administrative Agent, the Lenders and the Issuing Banks;
(f)    Upon the reasonable request of any Lender made at least 10 days prior to the First Amendment Effective Date, the Borrower shall have provided to such Lender at least three Business Days prior to the First Amendment Effective Date, (x) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;
(g)    The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate

Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the First Amendment Effective Date, (C) resolutions of the Board of Directors of the Borrower (or an authorized committee thereof) evidencing any necessary corporate action with respect to the Loan Documents, and (D) certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of incorporation; and
(h)    The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower certifying, for and on behalf of the Borrower, as to Section 3(b) and (c) hereof.
For purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto.
SECTION 5. Reduction of Term Loans. Substantially concurrently with the effectiveness of this Agreement, the Borrower shall prepay the Term Loans in an aggregate principal amount of $109,687,500.00 in accordance with Section 2.09(a) of the Existing Credit Agreement with the proceeds of a Revolving Borrowing, with such prepayment to be applied in direct order of maturity to the remaining scheduled principal installments of the Term Loans, and with the notice of prepayment otherwise required thereby and the requirement that such prepayment and Revolving Borrowing, in each case, be in an aggregate principal amount that is a Borrowing Multiple in excess of the Borrowing Minimum, being waived by the Lenders party hereto. Notwithstanding the provisions of Section 10.04(b) of the Credit Agreement, each of the Lenders party hereto hereby waives its right to receive compensation or reimbursement for any breakage costs arising from such prepayment.
SECTION 6. Acknowledgement and Confirmation. The Borrower hereby agrees that (a) with respect to each Loan Document to which it is a party, after giving effect to this Agreement and the transactions contemplated hereunder, all of its obligations, liabilities and indebtedness under such Loan Document, including any guarantee obligations are hereby confirmed and reaffirmed and shall, except as expressly set forth herein, remain unmodified and in full force and effect on a continuing basis, (b) the Existing Credit Agreement and each other Loan Document, as specifically amended pursuant to this Agreement, shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and (c) this Agreement shall constitute a Loan Document.
SECTION 7. No Waivers. Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower under any Loan Document from any of its obligations and liabilities thereunder (except in respect of the repayment made pursuant to Section 5).

SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.07 and 10.10 of the Credit Agreement shall apply to this Agreement to the same extent as if fully set forth herein, mutatis mutandis.
SECTION 9. Counterparts; Integration; Effectiveness; Electronic Execution; Electronic Records. The provisions of Section 10.08 of the Credit Agreement shall apply to this Agreement to the same extent as if fully set forth herein, mutatis mutandis.
SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 11. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns.
SECTION 12. Amendments. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OLIN CORPORATION

By:     /s/ Teresa M. Vermillion
    Name:    Teresa M. Vermillion
    Title:    Vice President and Treasurer

First Amendment to Credit Agreement
Olin Corporation
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:     /s/ David J. Smith     Name:     David J. Smith
    Title:     Vice President

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By:         /s/ Jeff Hightower     Name: Jeff Hightower
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By:         /s/ Nikhil Tanawade     Name: Nikhil Tanawade
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:         /s/ Jun Ashley     Name: Jun Ashley
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:         /s/ Daniel Kinasz     Name: Daniel Kinasz
Title: Executive Director

First Amendment to Credit Agreement
Olin Corporation
Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:         /s/ Caleb A. Shapkoff     Name: Caleb A. Shapkoff
Title: Senior Vice President

TRUIST BANK, as a Lender

By:         /s/ Alexander Harrison     Name: Alexander Harrison
Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:         /s/ Evans Swann     Name: Evans Swann
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:         /s/ Petcharath Loyd     Name: Petcharath Loyd
Title: Vice President

MUFG BANK, LTD., as a Lender

By:         /s/ Deborah L. White     Name: Deborah L. White
Title: Director

First Amendment to Credit Agreement
Olin Corporation
Signature Page

FLAGSTAR BANK, N.A., as a Lender

By:         /s/ James A Ponigar Jr     Name: James A Ponigar Jr
Title: Senior Vice President

CITY NATIONAL BANK, as a Lender

By:         /s/ Julia Barnhill     Name: Julia Barnhill
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:         /s/ Jack Stibich     Name: Jack Stibich
Title: Second Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:         /s/ Roopa Chandra     Name: Roopa Chandra
Title: Authorized Signatory

First Amendment to Credit Agreement
Olin Corporation
Signature Page

EXHIBIT A
Credit Agreement

See attached.

Published CUSIP Number:    68066LBF7
Revolving Advance CUSIP Number:    68066LBG5
Initial Term Loan CUSIP Number:    68066LBH3

US$1,850,000,000
CREDIT AGREEMENT
Dated as of March 14, 2025,
and as amended pursuant to Amendment No. 1 dated as of February 19, 2026 among
OLIN CORPORATION,
as Borrower
THE SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME PARTY HERETO,
as Guarantors
THE LENDERS NAMED HEREIN,
as Lenders
BANK OF AMERICA, N.A.,
as Administrative Agent
BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL
ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION, TRUIST BANK, WELLS
FARGO BANK, NATIONAL ASSOCIATION, THE TORONTO-DOMINION BANK, NEW
YORK BRANCH, U.S. BANK NATIONAL ASSOCIATION and MUFG BANK, LTD.,
as Syndication Agents
BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS
LLC, SUMITOMO MITSUI BANKING CORPORATION, TRUIST SECURITIES, INC. and
WELLS FARGO SECURITIES, LLC,
as Lead Arrangers and Lead Bookrunners

TABLE OF CONTENTS
PAGE
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    CERTAIN DEFINED TERMS    1
SECTION 1.02    OTHER DEFINITIONS AND PROVISIONS    ~~31~~38
SECTION 1.03    COMPUTATION OF TIME PERIODS    ~~32~~39
SECTION 1.04    ACCOUNTING TERMS    ~~32~~39
SECTION 1.05    CURRENCY TRANSLATION    ~~32~~39
SECTION 1.06    DIVISIONS    ~~33~~39
SECTION 1.07    ADDITIONAL ALTERNATIVE CURRENCIES    ~~33~~39
SECTION 1.08    CHANGE OF CURRENCY    ~~34~~40
SECTION 1.09    INTEREST RATES; LICENSING    ~~34~~41
SECTION 1.10    LIMITED CONDITION TRANSACTIONS    ~~35~~41
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01    THE REVOLVING ADVANCES, LETTERS OF CREDIT AND INITIAL TERM LOANS    ~~35~~42
SECTION 2.02    MAKING THE ADVANCES    ~~36~~43
SECTION 2.03    FEES    ~~40~~46
SECTION 2.04    REDUCTION, INCREASE AND EXTENSION OF THE COMMITMENTS/INCREMENTAL TERM LOANS/SUBSTITUTION OF LENDERS    ~~40~~47
SECTION 2.05    REPAYMENT    ~~44~~51
SECTION 2.06    INTEREST    ~~45~~52
SECTION 2.07    [RESERVED]    ~~46~~53
SECTION 2.08    INTEREST RATE DETERMINATION    ~~46~~53
SECTION 2.09    PREPAYMENTS    ~~49~~56
SECTION 2.10    INCREASED COSTS    ~~50~~59
SECTION 2.11    PAYMENTS AND COMPUTATIONS    ~~52~~61
SECTION 2.12    EVIDENCE OF INDEBTEDNESS    ~~54~~62
SECTION 2.13    SHARING OF PAYMENTS, ETC    ~~54~~63
SECTION 2.14    TAXES    ~~55~~63
SECTION 2.15    INTEREST ELECTIONS    ~~58~~67
SECTION 2.16    [RESERVED]    ~~60~~68
SECTION 2.17    MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS    ~~60~~68
SECTION 2.18    CASH COLLATERAL    ~~61~~69

i

SECTION 2.19    DEFAULTING LENDERS    ~~62~~70
ARTICLE III

CONDITIONS OF LENDING
SECTION 3.01    CONDITION PRECEDENT TO CLOSING    ~~64~~72
SECTION 3.02    CONDITIONS PRECEDENT TO EACH BORROWING AFTER THE CLOSING DATE    ~~65~~73
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    ~~65~~74
ARTICLE V

COVENANTS OF THE COMPANY
SECTION 5.01    AFFIRMATIVE COVENANTS    ~~68~~77
SECTION 5.02    NEGATIVE COVENANTS    ~~70~~82
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01    EVENTS OF DEFAULT    ~~74~~89
SECTION 6.02    ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON EVENT OF DEFAULT    ~~76~~91
SECTION 6.03    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM    ~~76~~91
SECTION 6.04    SECTION 6.04. APPLICATION OF FUNDS    92
ARTICLE VII

~~[RESERVED]~~GUARANTY
SECTION 7.01    GUARANTY    93
SECTION 7.02    GUARANTY ABSOLUTE    94
SECTION 7.03    WAIVERS AND ACKNOWLEDGEMENTS    95
SECTION 7.04    SUBROGATION    95
SECTION 7.05    SUBORDINATION    96
SECTION 7.06    CONTINUING GUARANTY; ASSIGNMENTS    97
SECTION 7.07    KEEPWELL    97
SECTION 7.08    COLLATERAL AND GUARANTY MATTERS    97
SECTION 7.09    RIGHT OF CONTRIBUTION    98

ARTICLE VIII

THE AGENT
SECTION 8.01    APPOINTMENT AND AUTHORITY    ~~78~~98
SECTION 8.02    RELIANCE BY THE ADMINISTRATIVE AGENT    ~~78~~99
SECTION 8.03    RIGHTS AS A LENDER    ~~78~~99
SECTION 8.04    EXCULPATORY PROVISIONS    ~~79~~100
SECTION 8.05    NON-RELIANCE ON THE ADMINISTRATIVE AGENT, THE ARRANGERS AND OTHER LENDERS    ~~80~~101
SECTION 8.06    INDEMNIFICATION    ~~80~~101
SECTION 8.07    SUCCESSOR AGENT    ~~81~~102
SECTION 8.08    NO OTHER DUTIES, ETC    ~~82~~103
SECTION 8.09    DELEGATION OF DUTIES    ~~82~~103
SECTION 8.10    OTHER AGENTS    ~~82~~103
SECTION 8.11    CERTAIN ERISA MATTERS    ~~82~~103
SECTION 8.12    RECOVERY OF ERRONEOUS PAYMENTS    ~~83~~104
SECTION 8.13    SECURED HEDGE AGREEMENTS AND OTHER SECURED AGREEMENTS    104
ARTICLE IX

SUCCESSORS, ASSIGNS AND PARTICIPATIONS
SECTION 9.01    BINDING EFFECT    ~~83~~105
SECTION 9.02    ASSIGNMENTS    ~~84~~105
SECTION 9.03    PARTICIPATIONS    ~~86~~107
SECTION 9.04    PLEDGE    ~~86~~108
ARTICLE X

MISCELLANEOUS
SECTION 10.01    AMENDMENTS, ETC    ~~87~~108
SECTION 10.02    NOTICES, EFFECTIVENESS, ELECTRONIC COMMUNICATION    ~~88~~110
SECTION 10.03    NO WAIVER; REMEDIES    ~~90~~112
SECTION 10.04    COSTS AND EXPENSES; DAMAGE WAIVER    ~~90~~112
SECTION 10.05    RIGHT OF SET-OFF    ~~91~~112
SECTION 10.06    INDEMNIFICATION BY COMPANY    ~~91~~113
SECTION 10.07    GOVERNING LAW    ~~92~~113

SECTION 10.08    EXECUTION IN COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS    ~~92~~114
SECTION 10.09    SPECIAL PREPAYMENT RIGHT    ~~93~~115
SECTION 10.10    JURISDICTION, ETC    ~~94~~115
SECTION 10.11    NO LIABILITY OF THE ISSUING BANKS    ~~94~~116
SECTION 10.12    CONFIDENTIALITY    ~~95~~116
SECTION 10.13    PATRIOT ACT, ETC    ~~96~~117
SECTION 10.14    [RESERVED]    ~~96~~117
SECTION 10.15    WAIVER OF JURY TRIAL    ~~96~~118
SECTION 10.16    ACKNOWLEDGMENTS    ~~96~~118
SECTION 10.17    ADDITIONAL BORROWERS    ~~97~~118
SECTION 10.18    ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS    ~~99~~120
SECTION 10.19    JUDGMENT CURRENCY    ~~99~~121
SECTION 10.20    ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFC    121

Schedules and Exhibits
Schedule I    -     Commitments
Schedule II    -    Existing Letters of Credit
Schedule 1.01(A)        Subsidiary Guarantors
Schedule 1.01(B)        Other Secured Agreements
Schedule 10.02    -    Notice Addresses

Exhibit A-1    -    Revolving Note
Exhibit A-2    -    Term Loan Note
Exhibit B        Notice of Borrowing
Exhibit C    -    Assignment and Assumption
Exhibit D    -    Assumption Agreement
Exhibit E-1 – E-4    -    Tax Compliance Certificates
Exhibit F-1    -    Borrowing Subsidiary Agreement
Exhibit F-2    -    Borrowing Subsidiary Termination
Exhibit G        Form of Security Agreement

v

CREDIT AGREEMENT
Dated as of March 14, 2025
OLIN CORPORATION, a Virginia corporation (the “Company”), each of the subsidiaries of the Company party hereto from time to time as Guarantors (as defined below), the lenders and issuers of letters of credit that are party to this Agreement or become party to this Agreement pursuant to the terms hereof and BANK OF AMERICA, N.A., as administrative agent and collateral agent (as hereinafter defined), hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2029 Notes Indenture” means the indenture, dated August 19, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as the original trustee, as supplemented and amended by the second supplemental indenture, dated as of August 9, 2012, as further supplemented and amended by the sixth supplemental indenture, dated as of July 16, 2019, by and between the Company and U.S. Bank National Association, as trustee, relating to the Company’s 5.625% Senior Notes due 2029, and as may be further amended, supplemented or modified from time to time pursuant to its terms.
“2030 Notes Indenture” means the indenture, dated August 19, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as the original trustee, as supplemented and amended by the second supplemental indenture, dated as of August 9, 2012, as further supplemented and amended by the fifth supplemental indenture, dated as of January 19, 2018, by and between the Company and U.S. Bank National Association, as trustee, relating to the Company’s 5.000% Senior Notes due 2030, and as may be further amended, supplemented or modified from time to time pursuant to its terms.
“2033 Notes Indenture” means the indenture for the 6.625% Senior Notes due 2033, dated March 14, 2025, among the Company, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee, as may be further amended, supplemented or modified from time to time pursuant to its terms.
“Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.
“Additional Borrower” means, subject to Section 10.17(b), any Subsidiary of the Company that becomes a party hereto as a Borrower pursuant to Section 10.17.
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent and collateral agent under the Loan Documents, or any ~~successor administrative agent~~of its successors in such capacities.

“Administrative Agent’s Account” means the account(s) of the Administrative Agent, as applicable, designated in writing by the Administrative Agent.
“Administrative Agent’s Office” means the office identified on Schedule 10.02 or such other office as may be notified by the Administrative Agent to the Company and the Lenders from time to time.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means a Revolving Advance or a Term Loan.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.
“Agent Parties” has the meaning specified in Section 10.02(d).
“Agreed Currency” means US Dollars or any Alternative Currency, as applicable.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.19.
“Alternative Currency” means Euros and each other currency (other than US Dollars) that is approved in accordance with Section 1.07; provided that for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Daily Rate” means, for any day, with respect to any Advance denominated in any Alternative Currency (to the extent such Advances denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(c);
provided, that, if any Alternative Currency Daily Rate shall be less than 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice. “Alternative Currency Daily Rate” when used with respect to any Advance refers to whether such Advance bears interest at a rate based on the definition of “Alternative Currency Daily Rate.”

“Alternative Currency Daily Rate Loan” means an Advance that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or applicable Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with US Dollars at approximately 11:00 a.m. (Local Time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or applicable Issuing Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Sublimit” means US$250,000,000.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:
(a)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; or
(b)    denominated in any other Alternative Currency (to the extent such Advance denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.07(c);
provided, that, if any Alternative Currency Term Rate shall be less than 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement. “Alternative Currency Term Rate,” when used with respect to any Advance, refers to whether such Advance bears interest at a rate based on the definition of “Alternative Currency Term Rate.”
“Alternative Currency Term Rate Loan” means an Advance that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Amendment No. 1” means First Amendment to Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Company, each of the Lenders and Issuing Banks signatory thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Amendment No. 1 Effective Date” means February 19, 2026.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means all laws, rules or regulations in any jurisdiction in which the Company or any of its Subsidiaries or Affiliates is located or is doing business that are applicable to the Company or any of its Subsidiaries and that relate to money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), 1829(b) and 1951-1960).
“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.
“Applicable Margin” means, as of any date of determination, a rate per annum determined by reference to the applicable Pricing Level on such date as set forth below:

Pricing Level	Consolidated Net Leverage Ratio	Applicable Margin		Commitment Fee Rate
		Relevant Rate	Base Rate
I	≤ 0.75:1.00	1.375%	0.375%	0.200%
II	> 0.75:1.00 but ≤ 1.50:1.00	1.500%	0.500%	0.225%
III	> 1.50:1.00 but ≤ 2.50:1.00	1.625%	0.625%	0.250%
IV	> 2.50:1.00 but ≤ 3.50:1.00	1.750%	0.750%	0.275%
V	> 3.50:1.00 but ≤ 4.50:1.00	1.875%	0.875%	0.300%
VI	> 4.50:1.00 but ≤ 5.50:1.00	2.125%	1.125%	0.350%
VII	> 5.50:1.00	2.250%	1.250%	0.375%

The Applicable Margin and the Commitment Fee Rate shall be determined based on Pricing Level ~~III~~IV of the pricing grid set forth above until the first calculation date following the receipt by the Administrative Agent of the financial information and related compliance certificate referred to in Section 5.01(i)(iv) for the fiscal quarter ending ~~March~~December 31, 2025. Thereafter, the Applicable Margin and the Commitment Fee Rate shall be determined based upon the calculation of the Consolidated Net Leverage Ratio for such Reference Period and adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv) (provided that if the Company fails to provide the certificate when due as required by Section 5.01(i)(iv) for any Reference Period, Pricing Level V of the pricing grid set forth above shall apply until such time as such certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the applicable Reference Period).
“Applicable Time” means, with respect to any Advances and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Banks, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation, Truist Securities, Inc. and Wells Fargo Securities, LLC in their capacities as lead arrangers and lead bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.02), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and otherwise in accordance with Article IX.
“Assuming Lender” has the meaning specified in Section 2.04(c).
“Assumption Agreement” has the meaning specified in Section 2.04(c).
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.

“Bank Products Agreement” means any agreement pursuant to which a Bank Products Provider agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Subsidiary (other than letters of credit and indebtedness for borrowed money except such indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.
“Bank Products Provider” means any Person that, at the time it enters into a Bank Products Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (or, in the case of any Bank Products Agreement in existence on the Amendment No. 1 Effective Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Amendment No. 1 Effective Date), in its capacity as a party to such Bank Products Agreement.
“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:
(a)    The rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”;
(b)    The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate;
(c)    The sum of (i) Term SOFR for a one-month Interest Period, plus (ii) one percent per annum; and
(d)    1.00%.
The “prime rate” for US Dollars is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(c) hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means any Term Loan or Revolving Advance denominated in US Dollars which bears interest as provided in Section 2.06(a). All Base Rate Advances are only available to Domestic Borrowers.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 10.20(b).
“Board” has the meaning specified in Section 10.09(c)(i).
“Borrower Materials” has the meaning specified in Section 10.02(d).
“Borrowers” means, collectively, the Company and any Additional Borrower.
“Borrowing Minimum” means (a) in respect of Advances denominated in US Dollars, US$10,000,000, (b) in respect of Advances denominated in Euros, €10,000,000, and (c) in the case of Advances denominated in any other Alternative Currency, the smallest amount of such currency that is an integral multiple of 5,000,000 units of currency and that has a US Dollar Equivalent equal to or in excess of US$10,000,000.
“Borrowing Multiple” means (a) in respect of Advances denominated in US Dollars, US$1,000,000, (b) in respect of Advances denominated in Euros, €1,000,000, and (c) in the case of Advances denominated in any other Alternative Currency, the smallest amount of such currency that is an integral multiple of 1,000,000 units of currency.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit ~~G~~F-1, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit ~~G~~F-2, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided also that:
(a)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(b)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and
(c)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Cash Collateralize” means, to deposit in a L/C Cash Collateral Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the applicable Issuing Banks or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such investments have a maturity date not more than two years after date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an affiliate of the Company and other than structured investment vehicles, provided that such investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds at least 95% of the assets of which comprise investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in US Dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Subsidiary in such jurisdiction, all as determined in good faith by the Company.
“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.
“Change of Control Date” has the meaning specified in Section 10.09(c)(i).
“Claims” has the meaning specified in Section 10.06.
“Closing Date” means March 14, 2025.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral and Guarantee Release Date” shall have the meaning specified in the definition of “Covenant Relief Period”.
“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.01(l) or (m) and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Loan Commitment, a Revolving Commitment or a Letter of Credit Commitment.
“Commitment Fee Rate” means the rate per annum determined in accordance with the definition of “Applicable Margin”.
“Communications” has the meaning specified in Section 10.02(d).
“Company” has the meaning set forth in the introductory paragraph hereto.

“Confidential Information” has the meaning specified in Section 10.12.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Company and its Subsidiaries that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized following the Closing Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary, unusual or non-recurring items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:
(a)    income tax expense,

(b)    interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances),
(c)    depreciation and amortization expense,
(d)    amortization of intangibles (including, but not limited to, goodwill) and organization costs,
(e)    Consolidated Cost Savings; provided that with respect to any four-fiscal quarter period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) shall not exceed ~~20~~25% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (e)),
(f)    costs and expenses incurred in connection with the implementation of Initiatives,
(g)    any other non-cash charges, and
(h)    fees and expenses incurred in connection with any acquisition, investment, disposition, issuance or repayment of debt, issuance of equity, refinancing transaction or amendment or other modification of any debt instrument (including the Loan Documents and any other credit facilities), in each case whether or not successful, minus, (i) any cash payments made during such period in respect of items described in clause (g) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).
For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Net Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period.
“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.
“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP, but excluding any premium or the write off of unamortized debt issuance costs, in each case paid or recognized in connection with the early extinguishment of Indebtedness), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Swap

Contracts in respect of Indebtedness of the Company and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.
“Consolidated Net Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) (i) Consolidated Total Debt on such date minus (ii) the amount of all unrestricted cash and Cash Equivalents on such date in each case that is held in deposit or other investment accounts owned by and under the control of the Company or any of its Subsidiaries, to (b) Consolidated EBITDA for such Reference Period. The Consolidated Net Leverage Ratio shall be calculated on the date on which the Company delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) with a calculation of such ratio.
“Consolidated Net Tangible Assets” means, at any date, the total assets of the Company and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Company and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2014; all as determined in accordance with GAAP.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Total Debt” shall exclude the amount of any Indebtedness under any Permitted Receivables Facilities on such date in an aggregate amount not to exceed $~~350,000,000~~425,000,000.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covenant Relief Period” means the period commencing on the Amendment No. 1 Effective Date through and including the earlier of (a) September 30, 2027 and (b) any Optional Covenant Relief End Date (such earlier date, the “Collateral and Guarantee Release Date”).
“Covered Entity” has the meaning specified in Section 10.20(b).

“Covered Party” has the meaning specified in Section 10.20(a).
“Credit Extension” means each of (a) an Advance and (b) an L/C Credit Extension.
“Credit Party” means the Administrative Agent, the syndication agents and documentation agents listed on the cover page to this Agreement, the Arrangers, the Issuing Banks or any other Lender.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” has the meaning specified in Section 10.20(b).
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Advances, Term Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Issuing Banks in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any ~~equity interest~~Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) if such Lender or such parent company is Solvent, the appointment of a receiver, custodian, conservator, trustee, administrator or similar Person by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.
“Designated Jurisdiction” has the meaning specified in Section 4.01(k).
“Designated Non-Cash Consideration” means non-cash consideration received by the Company or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the fair market value of such non-cash consideration and the basis of such valuation.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Domestic Borrower” means any Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any State of the United States, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Copy” has the meaning specified in Section 10.08.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities; provided, however, that neither the Company, any Affiliate of the Company, any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), any Defaulting Lender or any subsidiary of a Defaulting Lender shall qualify as an Eligible Assignee.
“Eligible Bank” means (a) any Lender or (b) a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000 and (iii) the senior debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.
“Eligible Currency” means any lawful currency other than US Dollars that is readily available, freely transferable and convertible into US Dollars in the international interbank market available to the Lenders in such market and as to which a US Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, resulting in, in the reasonable opinion of the Administrative Agent (in the case of any Revolving Advances to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into US Dollars, (b) a US Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) such currency no longer being a currency in which the Majority Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Company shall repay all Advances in such currency to which the Disqualifying Event applies or convert such Advances into the US Dollar Equivalent of Advances in US Dollars, subject to the other terms contained herein.
“EMU Legislation” means the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.
“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (i) the occurrence of a “reportable event”, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA and with respect to a Plan; (iv) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which failure could result in the imposition of a Lien under Section 303(k)(1) of ERISA; (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan; (vii) a determination that any Single-Employer Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (viii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Company or any ERISA Affiliate, notification of the Company or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “endangered status,” “critical status” or “critical and declining status” within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Escrow Release Effective Time” has the meaning set forth in the definition of “Escrow Subsidiary”.
“Escrow Subsidiary” means one or more Subsidiaries created directly or indirectly by the Company for the purpose of issuing or incurring Indebtedness, the proceeds of which shall be deposited and held in escrow pursuant to customary escrow arrangements pending their use to finance a contemplated acquisition or other transaction permitted hereby. Until such time as the proceeds of such Indebtedness have been released from escrow in accordance with the applicable escrow arrangements (the “Escrow Release Effective Time”), each relevant Escrow Subsidiary shall be deemed not to be a Subsidiary for any purpose of this Agreement and the other Loan Documents; provided that (a) each Escrow Subsidiary shall be identified to the Administrative Agent promptly following its formation (and in any event prior to its incurrence of any Indebtedness) and (b) as of and after the Escrow Release Effective Time, each relevant Escrow Subsidiary shall be a Subsidiary for all purposes of this Agreement and the other Loan Documents.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” has the meaning set forth in the definition of “Alternative Currency Term Rate”.
“Euro” and “€” means the lawful currency of the Participating Member States of the European monetary union.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Asset” means:
(1)    any fee-owned real property and any leasehold interest in real property;
(2)    any Equity Interests of the Company or any of its Subsidiaries;
(3)    motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of UCC-1 financing statements), letter of credit rights with a value of less than US$25.0 million (except to the extent constituting supporting obligations or to the extent perfection can be obtained by filing of UCC-1 financing statements) and commercial tort claims with a value of less than US$25.0 million (except to the extent perfection can be obtained by filing of UCC-1 financing statements);
(4)    any lease, license or other similar agreement or any property subject to a purchase money security interest, capital lease, finance lease or similar arrangement permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such permitted lease, license or other agreement or purchase money arrangement, capital lease, finance lease or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or a Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;
(5)    any “intent to use” trademark applications prior to the issuance of a statement of use with respect thereto;
(6)    any assets to the extent a pledge thereof would be prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law, or by any applicable contractual restriction permitted under the Loan Documents and binding on and relating to such asset on the Amendment No. 1 Effective Date or on the date of the acquisition of the applicable Subsidiary (not created in contemplation of the acquisition of such Subsidiary) (and only for so long as such restriction is in effect), in each case, after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law;
(7)    margin stock;
(8)    Receivables Related Assets sold, conveyed or otherwise transferred to a Receivables Subsidiary or otherwise pledged in connection with any Permitted Receivables Facility; and
(9)    any assets as to which the Administrative Agent reasonably determines in consultation with the Company that the costs of obtaining a security interest are excessive in relation to the value of the security afforded to the Lenders thereby;
provided, however, that Excluded Assets (x) shall not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would constitute an Excluded Asset referred to in clauses (1) through (8) and (y) includes all “Principal Property” as defined in any Senior Notes Indenture as of the Amendment No. 1 Effective Date. No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than to the extent required with respect to Cash Collateral) under the Loan Documents.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.07 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of the following:
(a)    any Subsidiary that is not a direct, Wholly Owned Subsidiary of the Company or a Subsidiary Guarantor, in each case, for so long as such Subsidiary remains a Subsidiary that is not a Wholly Owned Subsidiary,
(b)    any Foreign Subsidiary,
(c)    any Foreign Subsidiary Holdco,

(d)    any Domestic Subsidiary that is a Subsidiary of any (a) Foreign Subsidiary or (b) Foreign Subsidiary Holdco,
(e)    any Subsidiary that is prohibited or restricted by applicable law or by contractual obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Amendment No. 1 Effective Date (or, with respect to any Subsidiary acquired by the Company or a Subsidiary after the Amendment No. 1 Effective Date (and so long as such contractual obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization not obtained,
(f)    any special purpose vehicle (or similar entity) or Receivables Subsidiary,
(g)    any captive insurance Subsidiary or not-for-profit Subsidiary,
(h)    any Subsidiary that is not a Material Subsidiary, and
(i)    any Subsidiary where the Company reasonably determines in consultation with the Administrative Agent that the burden or cost (including any adverse tax consequences to the Company or any of its Subsidiaries) of providing the Guaranty will outweigh the practical benefits to be obtained by the Lenders therefrom.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 11, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Company, the lenders and issuers of letters of credit party thereto and Bank of America, N.A., as the administrative agent.
“Extended Termination Date” has the meaning specified in Section 2.04(b).
“Facility” means each of (a) the Revolving Credit Facility, (b) the Initial Term Loan Commitments, including the Initial Term Loans made thereunder and (c) the Incremental Term

Loan Commitments and the Incremental Term Loans made thereunder, as the context requires. Upon any extension of a Termination Date pursuant to Section 2.04(b), the Commitments or Term Loans so extended shall be a separate Facility from the non-extended Commitments or Term Loans.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement, treaty or convention (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP. The amount of such obligations shall be the recognized amount thereof determined in accordance with GAAP. For the avoidance of doubt, the definition of “Finance Lease Obligations” excludes any obligations classified and accounted for as operating lease obligations in accordance with GAAP.
“Financial Covenant Material Acquisition” has the meaning specified in Section 5.01(b).
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the capital stock and/or indebtedness of one or more (1) Foreign Subsidiaries or (2) Foreign Subsidiary Holdcos.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” has the meaning specified in Section 1.04.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning set forth in Section 7.01.
“Guarantors” means, collectively, the Subsidiaries of the Company listed on Schedule 1.01(A) and each other Subsidiary of the Company that executes and delivers a guaranty or guaranty supplement pursuant to Section 5.01(l).
“Guaranty” means the guaranty set forth in Article VII.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Laws.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (or, in the case of any Swap Contract in existence on the Amendment No. 1 Effective Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Amendment No. 1 Effective Date), in its capacity as a party to such Swap Contract.
“ICC” has the meaning set forth in the definition of “UCP”.
“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole, as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.
“Increase Date” has the meaning specified in Section 2.04(d)(i).
“Incremental Lender” has the meaning specified in Section 2.04(d)(ii).
“Incremental Loan Commitments” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan Commitment” has the meaning specified in Section 2.04(d)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of a Permitted Receivables Facility if and to the extent that such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Costs” has the meaning specified in Section 8.06(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Term Loan Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Initial Term Loan Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Initial Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04. The aggregate Initial Term Loan Commitments of all the Initial Term Loan Lenders as of the Closing Date shall be US$650,000,000.

“Initial Term Loan Lender” means any Person with an Initial Term Loan Commitment or outstanding Initial Term Loans.
“Initial Term Loans” means the term loans made to the Company by the Term Loan Lenders pursuant to Section 2.01(c).
“Initiative Commencement Date” has the meaning set forth in the definition of “Consolidated Cost Savings”.
“Initiatives” has the meaning set forth in the definition of “Consolidated Cost Savings”.
“Insufficiency” means, with respect to any Plan, the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, if any.
“Interest Election Request” means a request by a Borrower to convert or continue a Term Loan Borrowing or Revolving Borrowing in accordance with Section 2.15.
“Interest Payment Date” means, (a) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the applicable Termination Date, (b) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the applicable Termination Date and (c) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Advance and the applicable Termination Date; provided, however, that if any Interest Period for an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.
“Interest Period” means, for each Alternative Currency Term Rate Advance or any Term SOFR Advance comprising part of the same Revolving Borrowing or Term Loan Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Advance pursuant to Section 2.15) and ending the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1 or 3 months; provided, however, that:
(A)    the Borrowers may not select any Interest Period which ends after the applicable Termination Date;
(B)    Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration;
(C)    at the election of the Company, the initial Interest Period hereunder may commence on the Closing Date and continue until the last day of the calendar month in which the Closing Date occurs; and
(D)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and any Eligible Assignee to which any Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.02 and any other Revolving Lender approved in writing by the Company and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld) so long as such Eligible Assignee or such other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its applicable lending office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
“Judgment Currency” has the meaning specified in Section 10.19.
“L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Exposure” means, with respect to any Revolving Lender, its Pro Rata Share of the L/C Obligations at such time.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.02(b)(iii). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Related Documents” has the meaning specified in Section 2.05(d)(i).
“LCT Election” has the meaning specified in Section 1.10(a).
“LCT Test Date” has the meaning specified in Section 1.10(a).
“Lender Recipient Party” means each Lender and each Issuing Bank.
“Lenders” means each Person executing this Agreement as a Lender on the Closing Date (in each case until such Lender or Issuing Bank shall have assigned or had assumed all interests hereunder as provided in Sections 9.02 or 2.04(c)), each Eligible Assignee or Assuming Lender that shall become a party hereto pursuant to Sections 9.02 or 2.04(c), and each Incremental Lender or New Lender that shall become a party hereto pursuant to Section 2.04(d).

“Letter of Credit Agreement” has the meaning specified in Section 2.02(b)(i).
“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions or has assumed the role of an Issuing Bank after the Closing Date, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04, or such other amount as agreed to by such Issuing Bank and the Company.
“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04. The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.
“Letters of Credit” has the meaning specified in Section 2.01(b).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).
“Loan Documents” means this Agreement, including the schedules and exhibits hereto, Amendment No. 1, the Collateral Documents, the Notes, each Borrowing Subsidiary Agreement and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document, in each case, that is identified as a Loan Document.
“Loan Parties” means the Borrowers and the Guarantors.
“Local Time” means (a) with respect to an Advance denominated in US Dollars, New York City time, and (b) with respect to an Advance denominated in an Alternative Currency, local time to the Principal Financial Center of the applicable Alternative Currency.
“Majority Facility Lenders” means, at any time and with respect to any Facility, Lenders holding at least a majority of (i) with respect to any Facility that is a term loan facility, the aggregate unpaid principal amount of the Term Loans and unfunded Commitments of such Facility then outstanding and in effect, respectively, and (ii) with respect to any facility that is a revolving credit facility, the Revolving Commitments of such Facility then in effect (or if the Revolving Commitments of such Facility have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances of such Facility then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed) and (y) the L/C Exposure for all Lenders then outstanding in respect of such Facility); provided that the unused Commitments of, and the portion of the Term Loans and Revolving Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Facility Lenders; provided further, that this definition is subject to Section 2.08(c)(v).
“Majority Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the unfunded Term Loan Commitments then in effect, (b) the aggregate unpaid principal amount of the Term Loans then outstanding and (c) the Revolving

Commitments then in effect (or if the Revolving Commitments have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed) and (y) the L/C Exposure for all Lenders then outstanding); provided that the unused Commitments of, and the portion of the Term Loans and Revolving Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders; provided further, that this definition is subject to Section 2.08(c).
“Margin Stock” has the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.
“Material Acquisition” means any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of US$250,000,000.
“Material Acquisition Consolidated Net Leverage Ratio Increase” has the meaning specified in Section 5.01(b).
“Material Disposition” means any means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of US$250,000,000.
“Material Subsidiary” means, as of the Amendment No. 1 Effective Date and thereafter at any date of determination, each Subsidiary of the Company (1) whose total assets at the last day of the most recent Reference Period were equal to or greater than 5.0% of total assets of the Company and its Subsidiaries on a consolidated basis at such date or (2) whose gross revenues for such Reference Period were equal to or greater than 5.0% of the consolidated gross revenues of the Company and its Subsidiaries for such Reference Period, in each case determined in accordance with GAAP; provided that, if, as of the last day of such Reference Period, the aggregate amount of total assets or gross revenues attributable to all Subsidiaries that are Excluded Subsidiaries solely pursuant to clause (h) of the definition thereof exceeds 10.0% of total assets of the Company and its Subsidiaries on a consolidated basis at such date or 10.0% of the consolidated gross revenues of the Company and its Subsidiaries for such Reference Period, the Borrower shall, within ten (10) Business Days after the date such related financial statements are delivered (or required to be delivered pursuant to Section 5.01(i)(i) or (ii)), designate one or more Subsidiaries as “Material Subsidiaries” as shall be necessary to eliminate such excess and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.
“Maximum Consolidated Net Leverage Ratio Level” has the meaning specified in Section 5.01(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and for at least one Person that is not an employee of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.
“Net Cash Proceeds” means, with respect to any Disposition or any Casualty Event, the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of such Disposition or Casualty Event, net of: (i) all reasonable out-of-pocket costs and expenses incurred in connection with such a sale, including all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such Disposition or Casualty Event that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Indebtedness (other than the Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Subsidiary thereof) in connection with such Disposition or Casualty Event; and (iii) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for a Disposition or Casualty Event (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Disposition or Casualty Event, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted and (c) no net cash proceeds calculated in accordance with the foregoing realized shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed US$50,000,000.
“New Lender” has the meaning specified in Section 2.04(d)(ii).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or other modification that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, each Revolving Lender or Term Loan Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.04(b).
“Non-SOFR Successor Rate” has the meaning specified in Section 2.08(c)(iii).
“Note” means a Revolving Note or a Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i)(A).
“Notice of Issuance” has the meaning specified in Section 2.02(b)(i).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Advance ~~or~~, Letter of Credit, Bank Products Agreement, Secured Hedge Agreement or Other Secured Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided, further, that the Obligations shall exclude any Excluded Swap Obligations.
“Officer’s Certificate” means a certificate signed in the name of the Company by its President, one of its Vice Presidents, its Treasurer or its Controller.
“Optional Covenant Relief End Date” has the meaning set forth in Section 7.08(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Secured Agreement” means each of the agreements set forth on Schedule 1.01(B) hereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the Amendment No. 1 Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 9.03(a).
“Participant Register” has the specified in Section 9.03(b).
“Participating Member State” means a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.
“Patriot Act” has the meaning specified in Section 10.13.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);
(f)    leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the Company or the Subsidiaries;
(g)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(h)    Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;
(i)    Liens arising from Uniform Commercial Code filings (or the non-US equivalent thereof) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business; and

(j)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Receivables Facility” means one or more accounts receivable securitization facilities established by a Receivables Subsidiary and one or more of the Company or its Subsidiaries, whereby the Company or one or more of its Subsidiaries shall sell, assign, contribute or otherwise transfer accounts receivables of the Company or its Subsidiaries to such Receivables Subsidiary in exchange for cash, subordinated indebtedness of the Receivables Subsidiary, the issuance of letters of credit and other appropriate consideration, and the Receivables Subsidiary in turn shall sell, assign, pledge or otherwise transfer such accounts receivable (or undivided fractional interests therein) to buyers, purchasers or lenders (or shall otherwise borrow against such accounts receivable), so long as (a) except as set forth in clause (b) of this definition, no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of its Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants, indemnities and performance guarantees or undertakings (which shall exclude any guarantees of principal of, and interest on such Permitted Receivables Facility) entered into in connection with such Permitted Receivables Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) none of the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, except as set forth in clause (b) of this definition.
“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized), (b) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single-Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 10.02(d).
“Post-Petition Interest” has the meaning specified in Section 7.05(b).
“Prepayment Notice” has the meaning specified in Section 10.09(a).
“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Principal Financial Center” means, in the case of any Alternative Currency, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.
“Pro Rata Share” of any amount means, with respect to any Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Revolving Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Commitments at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Revolving Commitments as in effect immediately prior to such termination).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning specified in Section 10.20(b).
“QFC Credit Support” has the meaning specified in Section 10.20(b).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding US$10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles, Equity Interests in Receivables Subsidiaries and other similar assets, including documents and records relating to the foregoing, in each case relating to receivables sold, transferred or otherwise disposed of in accordance with this Agreement, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring Receivables Related Assets under a Permitted Receivables Facility and that shall not engage in any activities other than in connection with a Permitted Receivables Facility. In jurisdictions where trusts or other funding vehicles are used to purchase Receivables Related Assets in connection with receivables securitization transactions, “Receivables Subsidiary” shall include such trusts or other funding vehicles.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Period” means any period of four consecutive fiscal quarters of the Company.
“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.
“Register” has the meaning specified in Section 9.02(d).
“Regulation FD” has the meaning specified in Section 10.12.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, controlling persons and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) US Dollars, SOFR, and (b) Euros, EURIBOR.
“Replaced Revolving Commitments” has the meaning specified in Section 10.01(ii).
“Replaced Term Loan” has the meaning specified in Section 10.01(i).
“Replacement Revolving Commitments” has the meaning specified in Section 10.01(ii).
“Replacement Term Loan” has the meaning specified in Section 10.01(i).
“Rescindable Amount” has the meaning specified in Section 2.11(d).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property and including any sinking fund payment or similar deposit) on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).
“Restricted Foreign Subsidiary Amount” has the meaning specified in Section 2.09(b)(v)(A).

“Restricted non-Wholly Owned Subsidiary Amount” has the meaning specified in Section 2.09(b)(v)(B).
“Restricted Tax Amount” has the meaning specified in Section 2.09(b)(v)(C).
“Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.15, and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Majority Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance, amendment and/or extension of such Letter of Credit, (ii) each date of any payment by the applicable Issuing Bank under such Letter of Credit and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Majority Lenders shall require.
“Revolving Advance” means an advance by a Revolving Lender to a Borrower pursuant to Section 2.02(a) or (b)(iii), and refers to (i) in the case of Revolving Advances denominated in US Dollars, a Base Rate Advance or a Term SOFR Advance (each of which shall be a “Type” of Revolving Advance for Revolving Advances denominated in US Dollars) and (ii) in the case of Revolving Advances denominated in any Alternative Currency, an Alternative Currency Term Rate Advance or an Alternative Currency Daily Rate Advance (each of which shall be a “Type” of Revolving Advance for Revolving Advances denominated in such currency).
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same currency, the same Type (and, in the case of a borrowing consisting of Alternative Currency Term Rate Advances or Term SOFR Advances, having the same Interest Period) made by the Revolving Lenders.
“Revolving Commitment” means, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Revolving Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04. The aggregate Revolving Commitments of all the Revolving Lenders as of the Closing Date and the Amendment No. 1 Effective Date, in each case, shall be US$1,200,000,000.
“Revolving Commitment Increase” has the meaning specified in Section 2.04(d)(i).
“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.01(a)(i) (including any increase in such revolving credit facility established pursuant to Section 2.04(d)).
“Revolving Lender” means a Lender with a Revolving Commitment and/or outstanding Revolving Advances and/or participations in Letters of Credit.
“Revolving Note” means a promissory note of a Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate

Indebtedness of such Borrower to such Lender resulting from the Revolving Advances made to such Borrower by such Lender.
“Revolving Termination Date” means March 14, 2030 (or the earlier date on which the termination in whole of the Commitments occurs pursuant to Sections 2.04(a) or 6.01).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Banks, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Person” means any Person described in Section 4.01(k)(i)(x), (y) or (z).
“Sanctions” has the meaning specified in Section 4.01(k).
“Scheduled Unavailability Date” has the meaning specified in Section 2.08(c)(iii).
“SEC” means the Securities and Exchange Commission.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Subsidiary thereof and any Hedge Bank prior to, on or after the Amendment No. 1 Effective Date.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, each Bank Products Provider, each Hedge Bank, the lenders, issuing banks and other counterparties or beneficiaries under any Other Secured Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.09, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the Security Agreement substantially in the form of Exhibit G hereto, with such changes thereto as shall be reasonably acceptable to the Administrative Agent and the Company, among the Loan Parties and the Administrative Agent.
“Senior Notes Indentures” means, collectively, the 2029 Notes Indenture, the 2030 Notes Indenture and the 2033 Notes Indenture.
“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the US Dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Company and the Subsidiaries, on a consolidated basis.
“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by the Company or any ERISA Affiliate solely for employees of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the

Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.
“SOFR” means a rate equal to the Secured Overnight Financing Rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of the secured overnight financing rate).
“SOFR Scheduled Unavailability Date” has the meaning specified in Section 2.08(c)(ii).
“Solvent” means (a) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (c) the Company and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For the purposes of this definition, “do not have Unreasonably Small Capital,” means the Company and its Subsidiaries taken as a whole have sufficient capital to ensure that it is a going concern.
“Special Prepayment Date” has the meaning specified in Section 10.09(a).
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.07).
“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.
“Subordinated Obligations” has the meaning specified in Section 7.05.
“Subsidiary” means, as at any particular time, any Person controlled by the Company the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP, other than an Escrow Subsidiary prior to the Escrow Release Effective Time.
“Successor Rate” has the meaning specified in Section 2.08(c)(iii).
“Supported QFC” has the meaning specified in Section 10.20.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Company or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Company or any of its subsidiaries, and (ii) participation in the transaction by the Company or a Subsidiary in any manner permitted by this Agreement.
“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type (and, in the case of a borrowing consisting of Alternative Currency Term Rate Advances or Term SOFR Advances, having the same Interest Period) made by the Term Loan Lenders.
“Term Loan Commitment” means an Initial Term Loan Commitment or an Incremental Term Loan Commitment.
“Term Loan Lender” means any Person with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Note” means a promissory note of the Company payable to any Term Loan Lender and its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the portion of the Term Loans made to the Company by such Term Loan Lender.
“Term Loans” means the Initial Term Loans and Incremental Term Loans (and “Term Loan” means any of such Term Loans) and refers to a Base Rate Advance, an Alternative Currency Term Rate Advance or a Term SOFR Advance (each of which shall be a “Type” of Term Loan).
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities

Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided further that, if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, Term SOFR shall be deemed 0.00% for purposes of this Agreement.
“Term SOFR Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”
“Term SOFR Loan” means an Advance that bears interest based on Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Termination Date” means (a) with respect to the Revolving Commitments and the Letter of Credit Commitments, the Revolving Termination Date, (b) with respect to the Initial Term Loans, March 14, 2030 (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01) and (c) with respect to any Incremental Term Loans, the date determined by the applicable Term Loan Lenders pursuant to Section 2.04(d) (or the earlier date on which the Incremental Term Loans have been accelerated pursuant to Section 6.01).
“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Company then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.
“Type” has the meaning set forth in the definitions of “Term Loans” and “Revolving Advance”.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority,

which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.
“United States” or “U.S.” means the United States of America.
“Unused Revolving Commitment” means, with respect to each Revolving Lender at any time, (a) such Revolving Lender’s Revolving Commitment at such time minus (b) the sum of (i) the US Dollar Equivalent of the aggregate principal amount of all Revolving Advances made by such Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time, plus (ii) such Revolving Lender’s L/C Exposure then outstanding.
“US Dollar Equivalent” means, on any date, (a) with respect to any amount in US Dollars, such amount, (b) with respect to any amount in an Alternative Currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion pursuant to Section 1.05 with respect to such currency at such time in effect under the provisions of such Section 1.05) and (c) with respect to any amount denominated in any other currency, the equivalent of such amount in US Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion pursuant to Section 1.05 with respect to such currency at such time in effect under the provisions of such Section 1.05. Any determination by the Administrative Agent or the Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“US Dollars” and the “US$” sign each means lawful currency of the United States.
“U.S. Government Securities Business Day” means any day except for a (a) Saturday, (b) Sunday or (c) day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Section 4.01(q) hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(g).

“Usage” means, at any time, the sum of the aggregate principal amount of the US Dollar Equivalent of the Revolving Advances then outstanding plus the Available Amount of the outstanding Letters of Credit.
“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding Equity Interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).
“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights (other than Voting Rights represented by directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) are at the time directly or indirectly owned by the Company, by the Company and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.
“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrowers and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) any definition of or reference to any agreement, instrument or other document (including articles of incorporation or comparable organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (k) any reference to any law shall include all statutory and regulatory provisions consolidating, implementing, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.03Computation of Time Periods. (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(a)In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.
Section 1.04Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. “GAAP” shall mean generally accepted accounting principles as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP, or in the application thereof, on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.01.
Section 1.05Currency Translation. The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the US Dollar Equivalent amounts of Advances and L/C Obligations denominated in Alternative Currencies. Such US Dollar Equivalent shall become effective as of such Revaluation Date and shall be the US Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.
Section 1.06Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its ~~equity interests~~Equity Interests at such time.
Section 1.07Additional Alternative Currencies.
(a)The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank that is to issue Letters of Credit in such currency.
(b)Any such request shall be made to the Administrative Agent not later than ~~12:00 P.M~~12:00 P.M. (New York City time), twenty (20) Business Days prior to the date of the desired Credit

Extension (or such other time or date as may be agreed by the Company, the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Banks thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the applicable Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12:00 P.M. (New York City time), ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in Section 1.07(b) shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Advance of Alternative Currency Loans. If the Administrative Agent and applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and the applicable Issuing Banks may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company.
Section 1.08Change of Currency.
(a)Each obligation of the Company to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.09Interest Rates; Licensing.

(a)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(b)By agreeing to make Advances under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.
Section 1.10Limited Condition Transactions.
(a)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or any other basket based on Consolidated EBITDA or Consolidated Net Tangible Assets, or determining other compliance with this Agreement (including compliance with Sections 5.01(b) and (c) hereof), in connection with the consummation of a permitted Acquisition the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, the date of determination of such ratio or basket or other applicable covenant shall, at the option of the Company (the Company’s election to exercise such option in connection with any Acquisition, an “LCT Election”), be deemed to be the date the definitive agreements are executed with respect to such Acquisition (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Acquisition to be entered into in connection therewith (including the incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Testing Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that, at the option of the Company, the relevant ratios and baskets may be recalculated at the time of consummation of such Acquisition.
(b)If the Company has made an LCT Election for any such Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction consummated on or following the relevant LCT Test Date and prior to the earlier of the date on which such Acquisition is consummated or the date that the definitive agreement for such Acquisition is terminated or expires without consummation of such Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or expires.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
Section 2.01The Revolving Advances, Letters of Credit and Initial Term Loans.

(a)Revolving Advances. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances in US Dollars and any Alternative Currency to the Company or any Additional Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate amount such that the US Dollar Equivalent thereof does not exceed such Lender’s Unused Revolving Commitment; provided that, immediately following the making of such Revolving Advance, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders; provided further that, following the making of any such Revolving Advance denominated in an Alternative Currency, the US Dollar Equivalent of the aggregate amount of Revolving Advances outstanding in any currency other than US Dollars shall not exceed the Alternative Currency Sublimit. Each Revolving Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and currency made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments. Within the limits of each Revolving Lender’s Revolving Commitment, the Borrowers may borrow, repay pursuant to Section 2.05, prepay pursuant to Section 2.09, and reborrow, prior to the Revolving Termination Date, under this Section 2.01(a).
(b)Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a “Letter of Credit”) denominated in US Dollars for the account of the Company from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Termination Date in an amount such that (i) the L/C Obligations for all Letters of Credit issued by such Issuing Bank do not exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) the Available Amount for each such Letter of Credit does not exceed an amount equal to the aggregate Unused Revolving Commitments of the Revolving Lenders at the time of issuance thereof and (iii) following the issuance of any such Letter of Credit, the Usage does not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders. No Letter of Credit shall have an expiration date later than the earlier of (x) the first anniversary of its date of issuance and (y) five Business Days before the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless the Company has deposited Cash Collateral in an amount, by an institution and otherwise pursuant to arrangements (including execution of customary documentation required by the applicable Issuing Bank), in each case reasonably acceptable to the applicable Issuing Bank, on or prior to the date that is 30 days prior to the then current Revolving Termination Date; provided that if the Revolving Termination Date occurs prior to the expiration of any Letter of Credit, then upon the taking of actions described in the immediately preceding proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate). Within the limits referred to above, the Company may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Advances resulting from drawings thereunder pursuant to Section 2.05 or prepay pursuant to Section 2.09 and request the issuance of additional Letters of Credit under this Section 2.01(b). With respect to each letter of credit set forth on Schedule II hereto for which the issuer thereof is a Revolving Lender who is either an Issuing Bank or has agreed to be an Issuing Bank in respect of such letter of credit, such letter of credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date and the Revolving Lender that is an issuer of such Letter of Credit shall be deemed to be an Issuing Bank for such letter of credit; provided that after giving effect to such deemed issuance, in no event shall the Usage exceed the Revolving Commitments of the Revolving Lenders; provided further that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.
(c)Initial Term Loans. Each Initial Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make Initial Term Loans in US Dollars to the Company on the Closing Date in an aggregate principal amount equal to such Lender’s Initial Term Loan Commitment. The Initial Term Loan Commitments shall automatically terminate on the Closing Date immediately upon the funding of the Initial Term Loans.
Section 2.02Making the Advances.
(a)Making the Term Loans and Revolving Advances.

(i)(A) Each Term Loan Borrowing and each Revolving Borrowing shall be made on notice, given not later than 12:00 P.M. (Local Time), (x) in the case of Term SOFR Advances or Alternative Currency Term Rate Advances, on the third Business Day prior to the date of the proposed Advance (other than the Advance of Revolving Loans or the Term Loans on the Closing Date, which Notice of Borrowing may be delivered not later than 12:00 P.M. (Local Time) at least two Business Days prior to the Closing Date), (y) in the case of Alternative Currency Daily Rate Advances, on the fifth Business Day prior to the date of the proposed Revolving Borrowing or (z) in the case of Base Rate Advances, on the day of the proposed Advance, by the Company to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof. Each such notice of a Term Loan Borrowing or Revolving Borrowing (as applicable, a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), specifying therein the requested (I) date of such Term Loan Borrowing or Revolving Borrowing, (II) Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing, (III) aggregate amount of such Term Loan Borrowing or Revolving Borrowing, (IV) in the case of a Revolving Borrowing, the applicable Borrower and the currency in which such Revolving Advance is to be made and (V) in the case of Alternative Currency Term Rate Advances or Term SOFR Advances, the Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Term Loan Borrowing or Revolving Borrowing, make available for the account of its applicable lending office to the Administrative Agent, in the Administrative Agent’s Account, in Same Day Funds, such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address set forth on Schedule 10.02. Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Advances in accordance with the terms of this Agreement and shall not cause the Borrowers to incur as of the date of the exercise of such option any greater liability than they shall then have under Section 2.10 or Section 2.14.
(A)The failure of any Lender to make the Term Loan or Revolving Advance to be made by it as part of any Term Loan Borrowing or Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan or Revolving Advance on the date of such Term Loan Borrowing or Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan or Revolving Advance to be made by such other Lender on the date of any Term Loan Borrowing or Revolving Borrowing.
(B)Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.04(d).
(ii)Anything in subsection (i) above to the contrary notwithstanding, (A) the Borrowers may not select Alternative Currency Term Rate Advances or Term SOFR Advances for any Term Loan Borrowing or Revolving Borrowing if the aggregate amount of such Term Loan Borrowing or Revolving Borrowing is less than the Borrowing Minimum and (B) Alternative Currency Term Rate Advances and Term SOFR Advances may not be outstanding as part of more than ten separate Revolving Borrowings and Term Loan Borrowings.
(iii)Each Notice of Borrowing shall be irrevocable and binding on the Borrower giving such notice. In the case of any Term Loan Borrowing or Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Alternative Currency Term Rate Advances, Alternative Currency Daily Rate Advances or Term SOFR Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Term Loan Borrowing or Revolving Borrowing the applicable conditions set forth in Article

III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term Loan Borrowing or Revolving Borrowing when such Advance, as a result of such failure, is not made on such date. Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the applicable Borrower (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon such Borrower.
(b)Issuance of and Drawings and Reimbursement Under Letters of Credit.
(i)Request for Issuance. (A) Each Letter of Credit shall be issued or amended, as the case may be, upon notice, given not later than 12:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter notice period as may be agreed by the applicable Issuing Bank), by the Company to any Issuing Bank, which shall give the Administrative Agent prompt written notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone (or as otherwise agreed between the Company and the applicable Issuing Bank), confirmed immediately in writing, specifying therein the requested (I) date of such issuance (which shall be a Business Day), (II) Available Amount of such Letter of Credit, (III) expiration date of such Letter of Credit, (IV) name and address of the beneficiary of such Letter of Credit, (V) form of such Letter of Credit, (VI) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (VII) the purpose and nature of the requested Letter of Credit and (VIII) such other matters as the applicable Issuing Bank may require and shall be accompanied by such application and agreement for letter of credit (if any) and other documents related to such Letter of Credit as such Issuing Bank may reasonably specify to the Company for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III and provided such Issuing Bank has not received written notice from any Revolving Lender by at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit notifying such Issuing Bank that one or more applicable conditions contained in Article III shall not then be satisfied, enter into the applicable amendment or issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices or as otherwise agreed with the Company in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
(ii)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default, or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of such Letter of Credit at each time such Lender’s Revolving Commitment is amended pursuant to Section 2.04, pursuant to an assignment in accordance with Section 9.02 or otherwise pursuant to this Agreement.
(iii)Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Advance, which shall be a Base Rate Advance, in the amount of such draft. The Administrative Agent shall promptly notify each Revolving Lender of such notice, and each Revolving Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of such outstanding Revolving Advance, by making available for the account of its applicable lending office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent, in the Administrative Agent’s Account, in Same Day Funds, an amount equal to the portion of the outstanding principal amount of such Revolving Advance to be funded by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Revolving Lender agrees to fund its Pro Rata Share of an outstanding Revolving Advance made by an Issuing Bank as a result of a drawing under any Letter of Credit on (A) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Lender shall not have so made the amount of such Revolving Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the applicable Issuing Bank until the date such amount is paid to the Administrative Agent, at the applicable Overnight Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Advance made by the applicable Issuing Bank shall be reduced by such amount on such Business Day. The applicable Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(iv)Letter of Credit Reports. Each Issuing Bank shall furnish to the Administrative Agent (A) on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the previous week and drawings during such week under all Letters of Credit issued by it and (B) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.
(v)Failure to Make Revolving Advances. The failure of any Revolving Lender to make the Revolving Advance to be made by it on the date specified in Section 2.02(b)(iii) shall not relieve any other Revolving Lender of its obligation hereunder to make its Revolving Advance on such date, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Advance to be made by such other Revolving Lender on such date.
(c)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Company for, and such Issuing Bank’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
Section 2.03Fees.
(a)Commitment Fee. Subject to Section 2.19(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee on the average daily aggregate amount of the Lenders’ Unused Revolving Commitments from the Closing Date in the case of each Lender as of the Closing Date and from the effective date specified in the Assignment and Assumption or Assumption Agreement pursuant to which any other Person became a Lender in the case of each other Lender until the Revolving Termination Date at the Commitment Fee Rate, payable quarterly in arrears after the Closing Date, commencing on March 31, 2025.
(b)Letter of Credit Fees.
(i)The Company shall pay to the Administrative Agent for the account of each Revolving Lender a commission on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Term SOFR Advances, payable quarterly in arrears, commencing on March 31, 2025, and on the Revolving Termination Date.
(ii)The Company shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the daily Available Amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears within fifteen days following the end of each such quarter, commencing on March 31, 2025, and shall pay such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.
(c)[Reserved].
(d)Administrative Agent’s Fees. The Company shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.
Section 2.04Reduction, Increase and Extension of the Commitments/Incremental Term Loans/Substitution of Lenders.
(a)Voluntary Commitment Reductions. The Company shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Term Loan Commitments or the Revolving Commitments of the Lenders or the Letter of Credit Commitments of the Issuing Banks, provided that (i) each partial reduction shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of Equity Interests of the Company or any of its Subsidiaries or any other event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) if such condition is not satisfied.
(b)Extension of Termination Date. Not later than the date 45 days prior to the applicable Termination Date then in effect, the Company may deliver to the Administrative Agent a notice requesting that the Commitments and/or Term Loans, as applicable, be extended to such date as the Company may specify in such notice (the “Extended Termination Date”), and the Administrative Agent shall promptly forward such notice to the applicable Lenders. Within 10 days after its receipt of any such notice, each Lender shall notify the Administrative Agent of its willingness or unwillingness so to extend all of the applicable Commitment(s) and/or Term Loans. Any Lender which shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Commitments and/or Term Loans. In the event that Lenders having Commitments and/or outstanding Term Loans, as applicable equal to 35% or more of the aggregate Commitments and/or Term Loans, as applicable, outstanding at such time shall be willing to extend their respective Commitments and/or Term Loans, the Administrative Agent shall so notify the Company and each Lender and the applicable Termination Date for each consenting Lender shall without further action be extended to the Extended Termination Date. In the event that any Lender shall be unwilling to extend its Commitment(s) or Term Loans, as applicable, the Commitment(s) and Term Loans of such Lender will not be extended and the applicable Termination Date as to that Lender shall remain unchanged. The scheduled amortization payments of principal of any extended Term Loans occurring after the original applicable Termination Date shall be determined by the Term Loan Lenders that have agreed to such extension and the Company. The Company may replace any Lender that has not agreed to extend its Commitments or Term Loans (a “Non-Extending Lender”) with an Assuming Lender pursuant to Section 2.04(c). Notwithstanding the terms of Section 10.01, the Company and the Administrative Agent shall be entitled (with the consent of the extending Lenders, but without the consent of any other Lenders) to enter into any amendments to this Agreement that the Administrative Agent and the Company believe are necessary to appropriately reflect any extension pursuant to this Section 2.04(b).
(c)Optional Termination and Substitution of Non-Extending Lenders. The Company may, upon not less than two Business Days prior notice to a Non-Extending Lender or Non-Extending Lenders, terminate in whole the Commitment(s) of such Lender or Lenders and arrange in respect of each terminated Lender for one or more banks or other financial institutions (each, an “Assuming Lender”), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment(s) of the Non-Extending Lender(s), provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default. Such termination shall be effective (i) with respect to each such Non-Extending Lender’s Term Loan Commitment, Term Loans and Revolving Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Business Days after receipt of such notice or (ii) in the event that an Advance is outstanding from such Non-Extending Lender which is to be paid in connection with such termination, on the last day of the then current Interest Period relating to such Advance. Such assumption shall be effective on the date specified in (i) or (ii) above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the Administrative Agent, on or prior to such date, an agreement in form and substance satisfactory to the Company and the Administrative Agent (an “Assumption Agreement”) in substantially the form of Exhibit D hereto. The term “Lender” as used in this Agreement immediately following such assumption shall include each Assuming Lender. Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an “Eligible Assignee” and shall have received any consents required by Section 9.02 as if such Assuming Lender were acquiring its Commitment or Advance by assignment in accordance with Section 9.02.
Upon the termination of a Non-Extending Lender’s Commitment(s) under this Section 2.04(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any fees accrued to such Lender pursuant to the provisions of Section 2.03 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 10.04 and any other amounts payable to such Lender hereunder with respect to the Commitment which is terminated or Advances which are paid; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.06).
(d)Revolving Commitment Increases and Incremental Term Loans.
(i)The Company may at any time, by notice to the Administrative Agent, request (x) the establishment of one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make incremental term loans to the Company (each, an “Incremental

Term Loan”) and/or (y) that the aggregate amount of the Revolving Commitments be increased (each, a “Revolving Commitment Increase” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), to be effective as of the date specified in the related notice to the Administrative Agent (the “Increase Date”); provided that, without the prior written consent of the Majority Lenders, (A) the total aggregate principal amount for all such Incremental Loan Commitments incurred pursuant to this Section 2.04(d) after the Closing Date shall not exceed (i) the greater of (x) US$500,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Testing Period for which financial statements were required to be delivered pursuant to Section 5.01(i)(i) or (ii) plus (ii) an additional amount so long as after giving effect to the incurrence of such Incremental Loan Commitments, on a pro forma basis (assuming that any revolving indebtedness is fully drawn), the Company shall be in compliance with the financial ~~covenants~~covenant levels contained in Section 5.01(b)(ii) and (c)(ii) as of the last day of the Testing Period for which financial statements were required to be delivered pursuant to Section 5.01(i)(i) or (ii); provided that for purposes of this clause (ii), net cash proceeds of Incremental Loan Commitments incurred at such time shall not be netted against the applicable amount of Consolidated Total Debt for purposes of such calculation of the Consolidated Net Leverage Ratio, (B) no Default or Event of Default shall have occurred and be continuing on such Increase Date, (C) the non-pricing related terms and conditions of any Incremental Term Loan (taken as a whole) shall be no more restrictive to the Company and its Subsidiaries than those applicable to the Initial Term Loan as set forth herein (taken as a whole) or such terms shall be reasonably satisfactory to the Administrative Agent, (D) no Incremental Term Loan shall have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans or a maturity date earlier than the current applicable Termination Date of the Initial Term Loans; provided that the requirements of this clause (D) shall not apply to any Indebtedness consisting of a customary bridge facility, so long as such Indebtedness is issued with the intent to be converted or exchanged into long-term debt that otherwise satisfies this clause (D), (E) the Incremental Term Loans shall rank pari passu in right of payment with the Revolving Credit Facility and the Initial Term Loans, (F) the Incremental Term Loans shall only be guaranteed by each Subsidiary that is a Guarantor of the Initial Term Loans, in each case during the Covenant Relief Period, and shall otherwise not be guaranteed and (G) the Incremental Term Loans shall be secured on a pari passu basis with the Initial Term Loans during the Covenant Relief Period and shall otherwise be unsecured. Unless otherwise agreed by the Administrative Agent, each Incremental Loan Commitment shall be a minimum amount of US$10,000,000 and in multiples of US$1,000,000 in excess thereof. Each notice from the Company pursuant to this Section 2.04(d) shall set forth the requested amount and proposed terms of the relevant Incremental Loan Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to provide Incremental Loan Commitments shall be reasonably satisfactory to the Company and the Administrative Agent and, in the case of a Revolving Commitment Increase, each Issuing Bank (any such bank, financial institution, existing Lender or other Person being called an “Incremental Lender”). No Lender shall be obligated to provide any Incremental Loan Commitments, unless it so agrees.
(ii)In the case of each Revolving Commitment Increase, unless the Administrative Agent otherwise agrees, if (x) Revolving Advances are outstanding under the Revolving Commitments and (y) the applicable Revolving Commitment Increase is not ratable among the Revolving Lenders, each applicable Incremental Lender, including any Incremental Lender that was not a Revolving Lender prior to the Increase Date (each, a “New Lender”), shall, (1) in the case of a New Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its applicable lending office to the Administrative Agent, in the Administrative Agent’s Account, in US Dollars in Same Day Funds, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase) and (B) for the account of its applicable lending office to the Administrative Agent, in the Administrative Agent’s Account, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in an Alternative Currency then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase), which amount shall be paid in the applicable Alternative Currencies in Same Day Funds (with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Alternative Currency) and (2) in the case of any other Incremental Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its applicable lending office, to the Administrative Agent’s Account, in US Dollars in Same Day Funds, (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase)) and (B) for the account of its applicable lending office, to the Administrative Agent’s Account, an amount (which amount shall be paid in the applicable Alternative Currencies in Same Day Funds) equal to (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Alternative Currencies then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Alternative Currencies then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase)), with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Alternative Currency. After the Administrative Agent’s receipt of such funds from each such Incremental Lender and each such New Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Revolving Lenders for the account of their respective applicable lending offices in an amount to each other Revolving Lender such that the aggregate amount of the outstanding Revolving Advances owing to each Revolving Lender in each currency after giving effect to such distribution equals such Revolving Lender’s ratable portion of the Revolving Borrowings in such currency then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase).
(iii)Notwithstanding the foregoing, with respect to any Revolving Commitment Increase made at any time in which there are Revolving Advances outstanding in any Alternative Currency, all timing requirements set forth in this Section 2.04(d) shall be adjusted as reasonably agreed by the Administrative Agent and the Company in order to allow the reallocation described in Section 2.04(d)(ii) in a timely manner.
(iv)Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increase Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitments evidenced thereby. Any such amendment may be effected in writing by the Administrative Agent and the Company and furnished to the other parties hereto.
Section 2.05Repayment.
(a)Revolving Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the principal amount of each Revolving Advance owing by such Borrower on the Revolving Termination Date in the currency of such Revolving Advance.
(b)Initial Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders, on the last Business Day of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2025), a principal amount of the Initial Term Loans equal to (i) for each fiscal quarter during the period commencing with the fiscal quarter ending June 30, 2025 and ending with the fiscal quarter ending March 31, 2027, 0.625% and (ii) for each fiscal quarter thereafter prior to the applicable Termination Date, 1.250%, in each case, of the original aggregate

~~outstanding~~ principal amount of Initial Term Loans (and subject to reduction in the event of a prepayment of principal as contemplated by Section 2.09). If not sooner paid, the Initial Term Loans shall be paid in full, together with accrued interest thereon, on the applicable Termination Date. For the avoidance of doubt, all repayments required pursuant to this Section 2.05(b) prior to the Termination Date have been eliminated as of the Amendment No. 1 Effective Date (after giving effect to the prepayment described in Section 5 of Amendment No. 1).
(c)Incremental Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders the aggregate outstanding principal amount of each Incremental Term Loan (if any) made by it as determined pursuant to, and in accordance with, Section 2.04(d).
(d)L/C Obligations Unconditional. The obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Company thereof):
(i)any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents;
(vii)any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees;
(viii)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(ix)any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;
(x)any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(xi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
Section 2.06Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance and each Term Loan owing by it to each Lender from the date of such Revolving Advance or Term Loan until such principal amount shall be paid in full, at the following rates per annum:
(a)Base Rate Advances. If such Revolving Advance or Term Loan is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (A) each Interest Payment Date and (B) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate plus the Applicable Margin.
(b)Alternative Currency Term Rate Loans. If such Revolving Advance or Term Loan is an Alternative Currency Term Rate Loan, a rate per annum equal at all times during the Interest Period for such Revolving Advance or Term Loan to the sum of the Alternative Currency Term Rate Loan for such Interest Period, plus the Applicable Margin, payable in arrears on each Interest Payment Date; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate in effect from time to time plus the Applicable Margin.
(c)Alternative Currency Daily Rate Loans. During such periods as such Advance is an Alternative Currency Daily Rate Loan, a rate per annum equal at all times to the sum of (x) the Alternative Currency Daily Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Alternative Currency Daily Rate Loan shall be paid in full.
(d)Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such Term SOFR Advance is paid in full.
(e)Conforming Changes. With respect to any Alternative Currency Term Rate, Term SOFR or SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.07[Reserved].
Section 2.08Interest Rate Determination.
(a)[Reserved].
(b)The Administrative Agent shall give prompt notice to the applicable Borrower and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a), (b), (c) or (d).
(c)Inability to Determine Rates.
(i)If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Advances to Term SOFR Loans or a continuation of any of such Advances, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.08(c)(ii) or Section 2.08(c)(iii) and the circumstances under clause (i) of Section 2.08(c)(ii) or Section 2.08(c)(iii) or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Advance, or (ii) the Administrative Agent or the Majority Lenders determine that for any reason that the Relevant Rate with respect to a proposed Advance denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances in the affected currencies, as applicable, or to convert Base Rate Advances to Term SOFR Advances, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Lenders described in clause (ii) of this Section 2.08(c)(i), until the Administrative Agent upon instruction of the Majority Lenders) revokes such notice.
Upon receipt of such notice, (i) the Company may revoke any pending request for a borrowing of, or conversion to Term SOFR Loans, or borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances denominated in US Dollars in the US Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Advances immediately and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a borrowing of Base Rate Advances denominated in US Dollars in the US Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.
(ii)Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Company) that the Company or the Majority Lenders (as applicable) have determined, that:
(A)adequate and reasonable means do not exist for ascertaining SOFR because SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(B)the Applicable Authority has made a public statement identifying a specific date after which SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of syndicated loans denominated in US Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR (the date on which SOFR is no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 2.08(c)(ii)(A) or (B) have occurred with respect to the SOFR Successor Rate then in effect, then the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing SOFR for US Dollars or any then current SOFR Successor Rate for US Dollars in accordance with this Section 2.08(c) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in US Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in US Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.
(iii)Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Company) that the Company or the Majority Lenders (as applicable) have determined, that:
(A)adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR) for an Agreed Currency (other than US Dollars) because none of the tenors of such Relevant Rate (other than SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or
(B)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than SOFR) for an Agreed Currency (other than US Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than US Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR) for such Agreed Currency (other than US Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than US Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 2.08(c)(iii)(A) or (B) have occurred with respect to the Successor Rate then in effect, then the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.08 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.
(iv)Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
(v)For purposes of this Section 2.08, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Advances in the relevant Alternative Currency shall be excluded from any determination of Majority Lenders.
Section 2.09Prepayments.
(a)Optional Prepayments. The Borrowers shall have the right to prepay any principal amount of any Term Loans or Revolving Advances (i) upon same-day notice in the case of Base Rate Advances, (ii) upon at least four Business Days’ notice in the case of Alternative Currency Term Rate Advances or Alternative Currency Daily Rate Advances or (iii) upon at least two Business Days’ notice in the case of Term SOFR Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Term Loans or the Revolving Advances comprising part of the same Term Loan Borrowing or Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof, (ii) in the event of any such prepayment of an Alternative Currency Term Rate Advance or Term SOFR Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b) and (iii) any notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of Equity Interests of the Company or any of its Subsidiaries or any other event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) if such condition is not satisfied. Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.
(b)Mandatory Prepayments.
(i)On the date of any termination or reduction of Revolving Commitments pursuant to this Agreement, the applicable Borrower shall prepay so much of the Advances as shall be necessary in order that the aggregate Usage will not exceed the aggregate Revolving Commitments, in each case after giving effect to such termination or reduction.
(ii)If (A) the Usage shall exceed the aggregate Revolving Commitments, (B) the sum of (i) the US Dollar Equivalent of the total principal amount of Revolving Advances made by any Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time, and (ii) the L/C Exposure of such Revolving Lender shall exceed such Revolving Lender’s Revolving Commitment or (C) the L/C Obligations of any Issuing Bank in respect of Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Letter of Credit Commitment, the Company shall prepay such Revolving Advances or cash collateralize such Letters of Credit in the amount of such excess.
(iii)If the Company or any Subsidiary makes a Disposition pursuant to Section 5.02(h)(xviii) or any Casualty Event occurs, in each case, during the Covenant Relief Period, which results in the realization or receipt by the Company or such Subsidiary of Net Cash Proceeds, the Company shall prepay, or cause to be prepaid, on or prior to the date which is five (5) Business Days after the date of the realization or receipt by the Company or such Subsidiary of such Net Cash Proceeds, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided that no prepayment shall be required pursuant to this Section 2.09(b)(iii) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest all or any portion of such Net Cash Proceeds in the business of the Company and its Subsidiaries within 360 days following receipt of such Net Cash Proceeds (including by way of an acquisition of the Equity Interests of a Person that thereby becomes a Subsidiary, the acquisition of other assets used or useful in the business, the making of capital expenditures or the making of expenditures for maintenance, repair or improvement of existing properties or assets); provided, further, that if any Net Cash Proceeds are no longer intended to be or cannot be applied for any such purpose at any time after such election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Company reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so applied to the prepayment of the Term Loans as set forth in this Section 2.09(b)(iii).
(iv)Each prepayment of Terms Loans required by Section 2.09(b)(iii) shall be allocated ratably to each class of Term Loans and shall be applied pro rata to Term Loan Lenders within each such class, based upon the outstanding principal amounts owing to each such Term Loan Lender under each such class of Term Loans. Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans. Notwithstanding anything herein to the contrary, (A) in the event that the amount of any prepayment required by Section 2.09(b)(iii) is greater than the aggregate principal amount of Term Loans outstanding at such time, no prepayment shall be required in the amount of such excess, and (B) no prepayment of Term Loans shall be required by Section 2.09(b)(iii) at any time after the Covenant Relief Period, even if the Disposition or Casualty Event giving rise thereto occurred during the Covenant Relief Period.
(v)Notwithstanding anything in Section 2.09(b)(iii) to the contrary:
(A)if the Company determines in good faith that the repatriation to the Company of the Net Cash Proceeds of any Disposition consummated by any Foreign Subsidiary or the Net Cash Proceeds of a Casualty Event received by any Foreign Subsidiary, as the case may be, that would otherwise be required to be paid pursuant to Section 2.09(b)(iii) would not be permissible under any law, rule or regulation applicable to the Company or such Foreign Subsidiary or would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or would result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (such amount, a “Restricted Foreign Subsidiary Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted Foreign Subsidiary Amount;
(B)if the Company determines in good faith that the distribution to the Company of the Net Cash Proceeds received by any non-Wholly Owned Subsidiary to prepay any amount of such Net Cash Proceeds that would otherwise be required to be paid pursuant to Section 2.09(b)(iii) would not be permissible as a result of any restriction under the organizational documents governing such Subsidiary (such amount, a “Restricted non-Wholly Owned Subsidiary Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted non-Wholly Owned Subsidiary Amount; and
(C)if the Company determines in good faith that the repatriation to the Company or any dividend or other distribution, as applicable, to the Company or any Subsidiary of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.09(b)(iii) would result in a material adverse tax liability (including any material withholding tax) (such amount, a “Restricted Tax Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted Tax Amount; provided that to the extent that within the one-year period following the event giving rise to the relevant Net Cash Proceeds such repatriation or dividend or other distribution, as applicable, of the relevant Net Cash Proceeds to the Company would no longer result in a material tax liability (or material withholding tax), the Net Cash Proceeds will be promptly repatriated or paid as a dividend or otherwise distributed to the Company and will be applied promptly thereafter (net of additional taxes payable or reserved against as a result of such repatriation, dividend or other distribution, as applicable) to the repayment of the Term Loans pursuant to Section 2.09(b)(iii) to the extent required thereby.
(vi)~~(iii)~~ Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid. The Administrative Agent shall give prompt notice of any prepayment required under Section 2.09(b)(i) ~~or~~, (ii) or (iii) to the Borrowers and the Lenders.
Section 2.10Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank; or
(iii)impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Term SOFR Advances or Alternative Currency Term Rate Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, any Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the applicable Borrower shall promptly pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the applicable Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)Additional Borrowers. If any Change in Law shall make it unlawful for any Lender or Issuing Bank to make, convert, continue, maintain, fund or charge interest with respect to any extension of credit to any Additional Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Additional Borrower, then, upon written notice by such Lender or such Issuing Bank, as applicable (each such Lender or Issuing Bank providing such notice, an “Impacted Lender”), to the Company and the Administrative Agent:
(i)the obligations of the Lenders or such Issuing Bank, as applicable, hereunder to make extensions of credit to such Additional Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Company and the Administrative Agent in writing that it is no longer unlawful for such Lender or Issuing Bank, as applicable, to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Additional Borrower or (y) to the extent required by law, cancelled;
(ii)if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Advance to such Additional Borrower, such Additional Borrower shall repay (or at its option and to the extent permitted by law, assign to the Company) (w) all outstanding Base Rate Advances made to such Additional Borrower within three Business Days or such earlier period as required by law, (x) all outstanding Term SOFR Advances made to such Additional Borrower on the last day of the then current Interest Period with respect to each such Term SOFR Advance or within such earlier period as required by law, (y) all outstanding Alternative Currency Term Rate Advances made to such Additional Borrower on the last day of the then current Interest Period with respect to each such Alternative Currency Term Rate Advance or within such earlier period as required by law and (z) all outstanding Alternative Currency Daily Rate Advances made to such Additional Borrower on the last day of the then current Interest Period with respect to each such Alternative Currency Daily Rate Advance or within such earlier period as required by law; and
(iii)if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Additional Borrower, such Additional Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.
(d)Certificates for Reimbursement. A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph Section 2.10(a) or (b) and delivered to the Company, shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding any other provision herein, no Lender, Issuing Bank or other Recipient shall demand compensation pursuant to this Section 2.10 unless it certifies to the Company that it is the general policy or practice of such Lender, Issuing Bank or other Recipient, as the case may be, to demand such compensation from similarly situated borrowers (to the extent that such Lender, Issuing Bank or other Recipient, as the case may be, has the right to do so under its credit facilities with similarly situated borrowers).
(e)Delay in Requests. Failure or delay on the part of any Lender, any Issuing Bank or such other Recipient to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender, any Issuing Bank or any other Recipient pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
(f)Survival. Each party’s obligations under this Section 2.10 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 2.11Payments and Computations.
(a)Each Borrower shall make each payment required to be made by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in US Dollars in Same Day Funds; provided that payment of principal and interest on Advances denominated in Alternative Currencies or other amounts required hereunder to be paid in Alternative Currencies shall be made not later than 1:00 P.M. (Local Time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in the applicable Alternative Currency in Same Day Funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.07, 2.10, 2.14 or 10.04(b)) to the Lenders entitled thereto for the account of their respective applicable lending offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in each Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)All computations of fees (other than the commitment fee) and Term Loans or Revolving Advances based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of (i) interest with respect to the Term Loans or Revolving Advances based on Term SOFR, the Alternative Currency Term Rate denominated in Euros or the applicable Overnight Rate, (ii) letter of credit commissions, (iii) the commitment fee and (iv) interest pursuant to Section 2.07 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Alternative Currency Term Rate Advances or Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or such Issuing Bank, as the case may be. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such

Issuing Bank, as the case may be, repays such amount to the Administrative Agent, in the case of payments made in US Dollars at the applicable Overnight Rate and in the case of payments made in any other currency, at a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation in the relevant currency.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)Reserved.
(f)Reserved.
(g)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Credit Extensions, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Credit Extensions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Credit Extensions then due to such parties.
Section 2.12Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Advance or Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Advances or Term Loans. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Revolving Note or Term Loan Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Advances or Term Loans owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Note or Term Loan Note, as applicable, payable to such Lender and its registered assigns, which Revolving Note shall be (i) in the case of the Company, in a principal amount up to the Revolving Commitment of such Lender and (ii) in the case of any Additional Borrower, in a principal amount up to the Revolving Commitment of such Lender, and which Term Loan Note shall be in a principal amount up to the Term Loan Commitment (or outstanding Term Loan) of such Lender.
(b)The Register maintained by the Administrative Agent pursuant to Section 9.02 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, the Type of Advances comprising such Advance and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(b) above, and by each Lender in its account or accounts pursuant to Section 2.12(a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.
Section 2.13Sharing of Payments, Etc. If any Revolving Lender or Term Loan Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans or Revolving Advances owing by the Borrowers to it (other than pursuant to Sections 2.04(b), 2.04(c), 2.07, 2.10, 2.14 or 2.17(b)) in excess of its ratable share of payments on account of the Term Loans or Revolving Advances made to the Borrowers obtained by all the Lenders, such Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Lenders such participations in the Term Loans or Revolving Advances made to the Borrowers owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Term Loan Lender or Revolving Lender, such purchase from each Term Loan Lender or Revolving Lender shall be rescinded and such Term Loan Lender or Revolving Lender shall repay to the purchasing Term Loan Lender or Revolving Lender the purchase price to the extent of such recovery together with an amount equal to such Term Loan Lender or Revolving Lender’s ratable share (according to the proportion of (A) the amount of such Term Loan Lender or Revolving Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Term Loan Lender or Revolving Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19 or (z) any payment obtained by a Term Loan Lender or Revolving Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Revolving Advances or participations and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply). The Borrowers agree that any Term Loan Lender or Revolving Lender so purchasing a participation from another Term Loan Lender or Revolving Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment, set-off and counterclaim with respect to such participation as fully as if such Term Loan Lender or Revolving Lender were the direct creditor of the applicable Borrower in the amount of such participation.
Section 2.14Taxes.
(a)Issuing Bank. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Company. The Company shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).
(f)Evidence of Payments. As soon as is practicable, but in any event, within 30 days after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.14, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A)Any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15Interest Elections.
(a)Each Term Loan Borrowing or Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term SOFR Advance or an Alternative Currency Term Rate Advance, shall have an initial Interest Period as specified in such Notice of Borrowing, provided, that each Revolving Advance made as a result of a drawing under a Letter of Credit shall be a Base Rate Advance unless and until each Revolving Lender shall have acquired participations equal to such Lender’s Pro Rata Share of the amount drawn under such Letter of Credit pursuant to Section 2.02(b)(ii) (after which time the Company shall be entitled, pursuant to the immediately succeeding sentence, to convert any such Base Rate Advance to a Term SOFR Advance or an Alternative Currency Term Rate Advance). Thereafter, the Company may elect to convert such Term Loan Borrowing or Revolving Borrowing to a different Type of Term Loan or Revolving Advance denominated in the same currency or to continue such Term Loan Borrowing or Revolving Borrowing and, in the case of a Term SOFR Advance or an Alternative Currency Term Rate Advance, may elect Interest Periods therefor, all as provided in this Section 2.15. The Company may elect different options with respect to different portions of the affected Term Loan Borrowing or Revolving Borrowing, in which case each such Term Loan Borrowing or Revolving Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Term Loan Borrowing or Revolving Borrowing, and the Advances comprising each such portion shall be considered a separate Term Loan Borrowing or Revolving Borrowing.
(b)To make an election pursuant to this Section 2.15, the Company shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if the Company were requesting a Term Loan Borrowing or Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Company.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Term Loan Borrowing or Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing or Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Loan Borrowing or Revolving Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)the Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing; and
(iv)in the case of a Term SOFR Advance or an Alternative Currency Term Rate Advance, the Interest Period for each such Advance.
If any such Interest Election Request requests a Term SOFR Advance or an Alternative Currency Term Rate Advance but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)If the Company fails to deliver a timely Interest Election Request with respect to a Term Loan Borrowing or Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term Loan Borrowing or Revolving Borrowing is repaid as provided herein, (i) with respect to any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars, at the end of such Interest Period such Term Loan Borrowing or Revolving Borrowing shall be continued as a Term SOFR Advance with a one-month Interest Period and (ii) with respect to any such Revolving Borrowing denominated in an Alternative Currency, at the end of such Interest Period such Revolving Borrowing shall be continued as a Term SOFR Advance or an Alternative Currency Term Rate Advance with a one-month Interest Period.
(e)If, after the occurrence and during the continuance of any Event of Default, the Majority Lenders so direct, (i) each Term SOFR Advance denominated in US Dollars will automatically, on the last day of the then existing Interest Period therefor, be converted into Base Rate Advances, (ii) with respect to Advances denominated in US Dollars, the obligation of the Lenders to make, or to convert Advances into, Term SOFR Advances shall be suspended and (iii) each Advance denominated in an Alternative Currency shall be made, or continued, as an Alternative Currency Term Rate Advance with an Interest Period of no more than one month.
Section 2.16[Reserved].

Section 2.17Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Revolving Lender cannot make Advances to, or participate in Letters of Credit for the account of, any proposed Additional Borrower as a result of such Lender’s organizational policies or applicable law, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i)the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.02(a)(iii) or (d)(i)(F), as applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law;
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(vi)in the case of any assignment resulting from a Lender being unable to make Advances to, or participate in Letters of Credit issued for the account of, a proposed Additional Borrower, the applicable assignee is not so restricted.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.18Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Fronting Exposure of the applicable Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of such Fronting Exposure.
(a)Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.18(b). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than 100% of such Fronting Exposure, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
Section 2.19Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Facility Lenders”, “Majority Lenders” and Section 10.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance or funded participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be

held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances and funded participations in Letters of Credit under this Agreement and (B) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.03(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.03(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.
(C)With respect to any commitment fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the L/C Obligations (calculated without regard to such Defaulting Lender’s Pro Rata Share of the L/C Obligations) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause (1) the sum of (A) the US Dollar Equivalent of the Revolving Advances of any Non-Defaulting Lender and (B) the

L/C Exposure of such Non-Defaulting Lender (calculated giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed such Non-Defaulting Lender’s Revolving Commitment or (2) the sum of (A) the US Dollar Equivalent of the Revolving Advances of the Non-Defaulting Lenders (other than Revolving Advances made by the Issuing Banks pursuant to Section 2.02(b)(iii) which have not then been reimbursed) and (B) the aggregate L/C Exposure of the Non-Defaulting Lenders (calculated after giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed the Non-Defaulting Lenders’ Revolving Commitments. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.
(b)Defaulting Lender Cure. If the Company, the Administrative Agent and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III

CONDITIONS OF LENDING
Section 3.01Condition Precedent to Closing. The effectiveness of this Agreement is subject to the execution and delivery of counterparts of this Agreement by the Loan Parties, the Administrative Agent and the Lenders and the satisfaction of the following additional conditions precedent:
(a)The Administrative Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Administrative Agent:
(i)A Revolving Note and/or Term Loan Note to any Lender requesting such note pursuant to Section 2.12.
(ii)A certificate of the secretary or assistant secretary of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Loan

Party as in effect on the Closing Date, (C) resolutions of the Board of Directors of each Loan Party (or an authorized committee thereof) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents, and (D) certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent).
(iii)A favorable opinion of counsel of the Company, in form and substance reasonably acceptable to the Administrative Agent.
(iv)A certificate of a duly authorized officer of the Borrower certifying, for and on behalf of the Borrower, as to the satisfaction of the conditions precedent set forth in Section 3.01(e) and (f) hereof.
(b)The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the Patriot Act and any applicable “know your customer” rules and regulations.
(c)The Company shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent and the Lenders (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent).
(d)The Company shall have terminated (or shall concurrently terminate) the commitments, and paid (or shall concurrently pay) in full all Indebtedness, interest, fees and other amounts outstanding under the Existing Credit Agreement, and each of the Lenders that is a party to such Credit Agreement hereby waives any requirement of prior notice to the termination of the commitments or prepayment of any amounts thereunder.
(e)On and as of the Closing Date, the representations and warranties contained in this Agreement are correct in all material respects (or in all respects if qualified by materiality).
(f)On and as of the Closing Date, no event has occurred and is continuing, or would result from the execution and delivery of this Agreement by the Borrower, which constitutes a Default or an Event of Default.
Section 3.02Conditions Precedent to Each Borrowing after the Closing Date. The obligation of each Lender to make a Revolving Advance or Term Loan after the Closing Date, and the obligation of each Issuing Bank to issue a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Term Loan, Revolving Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Term Loan, of such Revolving Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Term Loan, Revolving Borrowing or issuance such statements are true):
(a)the representations and warranties contained in this Agreement are correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Term Loan, Revolving Borrowing or Letter of Credit issuance, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to material adverse effect, in which case, such representation and warranty shall be true, correct and complete in all respects) as of such earlier date, before and after giving effect to such Term Loan, Revolving Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and
(b)no event has occurred and is continuing, or would result from such Term Loan Borrowing or Revolving Borrowing, such issuance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01Representations and Warranties of the Company. As of each date provided for in Article III, the Company represents and warrants as follows:
(a)Each Loan Party is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other organizational power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation or organization in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of such Loan Party to perform its obligations under any Loan Document.
(b)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, including each Loan Party’s use of the proceeds hereof, (i) are within such Loan Party’s corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, and (iii) do not (x) contravene such Loan Party’s charter, articles, by-laws or other organizational documents, (y) contravene applicable law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Loan Party or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries.
(c)~~No~~Except for the filing or recording of any financing statements or other instruments necessary for the perfection of the security interests granted in the Collateral pursuant to the Collateral Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for (i) the due execution, delivery and performance by the Loan Parties of any Loan Documents ~~or~~, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted by Section 5.02(a)) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or, prior to the Collateral and Guarantee Release Date, the remedies in respect of the Collateral pursuant to the Collateral Documents, except (x) for ~~authorization~~authorizations, approvals, notices or filings that have been obtained or made and are in full force and effect or (y) where the failure to obtain such authorization or approval or give such notice or make such filing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the rights and remedies, taken as a whole, of the Lenders or the Administrative Agent under the Loan Documents.
(d)This Agreement is, and each of other Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms.
(e)(i) The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP.
(i)Since December 31, 2024, there has been no material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(f)There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.
(g)No Loan Party is engaged primarily in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.
(h)Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
(i)The Company and each Subsidiary have filed all material Tax returns required to be filed and paid all taxes, assessments, fees and other governmental charges shown thereon to be due, including interest and penalties, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to file any such return or pay any such amount could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.
(j)In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Company, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws. On the basis of this review, the Company has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Company’s 2024 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the fiscal year ended, December 31, 2024, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.
(k)(i) Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, agent, or Affiliate of the Company or any of its Subsidiaries, (x) is currently the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (y) is located, organized or residing in any country or territory that is the subject or target of Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria) (any such country or territory, a “Designated Jurisdiction”) or (z) is 50 percent or more owned or controlled by any Person or Persons that is described in the foregoing clauses (x) or (y).
(i)No Advance, nor the proceeds from any Advance, will be used by any Borrower directly or, to the knowledge of the Company, indirectly, to lend, contribute, provide or will otherwise be made available (x) to fund any activity or business in any Designated Jurisdiction in violation of Sanctions, (y) to fund any activity or business of any Person who is the subject of any Sanctions or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l)The Company and its Subsidiaries are in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, in each case, in all material respects.
(m)Neither the Company nor any Subsidiary will use the proceeds from any borrowing or Letter of Credit under this Agreement (i) to make an unlawful offer, promise or payment to a foreign public official or (ii) in any manner that would cause the Borrowers or any Subsidiary to violate any Anti-Corruption Laws in any material respect.
(n)After giving effect to the consummation of the transactions occurring on the Closing Date (including the execution and delivery of this Agreement, the making of the Advances and Letters of Credit and the use of proceeds of such Advances and Letters of Credit on the Closing Date), the Company and its Subsidiaries, on a consolidated basis, are Solvent.
(o)The Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans for the repayment of any Advances, Letters of Credit or the Commitments.
(p)When the Collateral Documents have been executed and delivered by the parties thereto, the provisions of the Collateral Documents are (or, at the time delivered, will be) effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, at all times prior to the Collateral and Guarantee Release Date, a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein and when financing statements and other filings in appropriate form are filed in the applicable filing offices, the Liens created by the Security Agreement shall constitute fully perfected Liens on, Collateral described therein, in each case subject to no Liens other than Liens permitted by Section 5.02(a).
(q)Neither the Company nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE V

COVENANTS OF THE COMPANY
Section 5.01Affirmative Covenants. From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will, unless the Majority Lenders shall otherwise consent in writing:
(a)Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.
(b)Consolidated Net Leverage Ratio.
(i)Maintain a Consolidated Net Leverage Ratio as of the last day of each Reference Period ending during the Covenant Relief Period (commencing with the first Reference Period ending after the Amendment No. 1 Effective Date) of not more than the ratio set forth below opposite such period:

Reference Period Ending	Consolidated Net Leverage Ratio
March 31, 2026	5.00:1.00
June 30, 2026	5.625:1.00
September 30, 2026	5.875:1.00
December 31, 2026	5.875:1.00
March 31, 2027	5.00:1.00
June 30, 2027	4.75:1.00
September 30, 2027	4.75:1.00

(ii)~~(b) Consolidated Net Leverage Ratio.~~ Maintain a Consolidated Net Leverage Ratio as of the last day of each Reference Period ~~(commencing with the fiscal quarter ending on March 31, 2025)~~ending (x) prior to the Amendment No. 1 Effective Date and (y) after the Covenant Relief Period of not more than 4.00 to 1.00 (the “Maximum Consolidated Net Leverage Ratio Level”). Upon the consummation of any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of US$500,000,000 (a “Financial Covenant Material Acquisition”), at the option of the Company, the Maximum Consolidated Net Leverage Ratio Level will increase to 4.50 to 1.00 for the period that begins with the fiscal quarter in which such Financial Covenant Material Acquisition is consummated (a “Material Acquisition Consolidated Net Leverage Ratio Increase”) and shall return to the level set forth above on the last day of the fourth fiscal quarter beginning after the date on which such Financial Covenant Material Acquisition was consummated; provided that from the Closing Date through the Termination Date, there shall not be more than two (2) Material Acquisition Consolidated Net Leverage Ratio Increases.
(c)Consolidated Interest Coverage Ratio.
(i)~~(c) Consolidated Interest Coverage Ratio.~~ Maintain a Consolidated Interest Coverage Ratio for each Reference Period ending during the Covenant Relief Period (commencing with the ~~fiscal quarter ending on March 31, 2025~~first Reference Period ending after the Amendment No. 1 Effective Date) of not less than ~~3.00 to 1.00.~~ the ratio set forth below opposite such period:

Reference Period Ending	Consolidated Interest Coverage Ratio
March 31, 2026	2.50:1.00
June 30, 2026	2.50:1.00
September 30, 2026	2.25:1.00
December 31, 2026	2.25:1.00
March 31, 2027	2.50:1.00

June 30, 2027	2.75:1.00
September 30, 2027	2.75:1.00

(ii)Maintain a Consolidated Interest Coverage Ratio for each Reference Period ending (x) prior to the Amendment No. 1 Effective Date and (y) after the Covenant Relief Period of not less than 3.00 to 1.00.
(d)Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or other organizational existence, and the rights (charter and statutory) and franchises material to the business of the Company and its Subsidiaries, taken as a whole; provided, however, that (i) the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate or other organizational existence if the Company has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.
(e)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.
(f)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and casualty excepted.
(g)Insurance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Company, in its good faith business judgment, believes necessary. Use commercially reasonable efforts to cause, within 90 days after the Amendment No. 1 Effective Date and until the Collateral and Guarantee Release Date, the Administrative Agent, on behalf of the Lenders, to be included as an additional insured or loss payee, as the case may be, under all material property and casualty insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.
(h)ERISA. Ensure that the Company and each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, except, in each case, where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.
(i)Reporting Requirements. Furnish to each Lender:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, balance sheets of the Company and its Subsidiaries, on a consolidated basis, as of the end of such fiscal quarter and statements of income and retained earnings and cash flow of the Company and its Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, certified by the chief financial officer of the Company, subject to audit and year-end adjustments and the absence of footnotes;
(ii)as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such fiscal year and the statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for such fiscal year, certified by Deloitte & Touche LLP, KPMG LLP or another independent nationally recognized firm of public accountants;
(iii)as soon as possible and in any event within 10 days after an officer of the Company becomes aware of the occurrence of each Default or Event of Default, an Officer’s Certificate setting forth details of such Default or Event of Default and the action which the Company has taken and proposes to take with respect thereto;
(iv)contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Default or Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of such officer’s knowledge, at all times during the preceding quarter, the Company was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Company’s compliance with such covenants ~~and~~, (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e)(i) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above~~;~~ and (D) an Officer’s Certificate stating the Net Cash Proceeds received during the applicable Reference Period by or on behalf of the Company or any Subsidiary in respect of any Disposition or Casualty Event subject to prepayment pursuant to Section 2.09(b)(iii) and the portion of such Net Cash Proceeds that has been invested, intended to be reinvested or otherwise applied in accordance with Section 2.09(b);
(v)promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its shareholders, and copies of all reports and registration statements which the Company or any Subsidiary files with the SEC or any national securities exchange (other than those pertaining to employee benefit plans); and
(vi)such other information respecting the financial condition or operations, financial or otherwise, of the Company or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request; provided that the Company shall not be required to furnish, or cause to be furnished, any information (w) that constitutes non-financial trade secrets or non-financial proprietary information, (x) that constitutes attorney work product, (y) that would result in violation of any confidentiality agreement by which it is bound or (z) to the extent that the provision thereof would waive or impair attorney-client privilege, or violate any law, rule or regulation, or any obligation of confidentiality binding on any Loan Party.
Reports and financial statements required to be delivered by the Company pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
(j)Use of Proceeds. Ensure that (i) the proceeds of the Initial Term Loans are used to refinance the loans and commitments outstanding under the Existing Credit Agreement and/or to pay fees and expenses in connection therewith and herewith and with the Company’s issuance of its senior unsecured notes and (ii) the proceeds of the Revolving Advances will be used solely for working capital and other general corporate purposes (including permitted acquisitions and other permitted investments) and for the refinancing of outstanding revolving borrowings on the Closing Date.
(k)Beneficial Ownership Regulation. The Company shall (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
(l)Additional Subsidiaries; Additional Security.
(i)Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceasing to be an Excluded Subsidiary, in each case, during the Covenant Relief Period, the Company shall, at the Company’s expense, within 60 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition, if the Collateral and Guarantee Release Date has not occurred on or prior to such date, cause such Subsidiary to (A) duly execute and deliver to the Administrative Agent a joinder to this Agreement and the applicable Collateral Documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent, Guaranteeing the Guaranteed Obligations on a secured basis as contemplated under the Loan Documents and (B) take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Collateral Documents to be duly perfected to the extent required thereby, including the filing of financing statements in the jurisdictions of organization of the relevant Persons.
(ii)Prior to the Collateral and Guarantee Release Date, at any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect and preserve the Liens of the Collateral Documents.
(iii)Within 90 days (or such longer period as permitted by the Administrative Agent in its sole discretion) of the Amendment No. 1 Effective Date, the Company shall, and shall cause each Subsidiary (other than an Excluded Subsidiary) to, at the Company’s expense, duly execute and deliver to the Administrative Agent:
(A)in the case of such Subsidiary, a joinder to this Agreement (in form and substance reasonably satisfactory to the Administrative Agent), joining such Subsidiary as a Guarantor hereunder;
(B)the Security Agreement, together with:
(1)financing statements, in form appropriate for filing under the Uniform Commercial Code of the jurisdictions of organization of each such Person, covering the Collateral described in the Security Agreement;
(2)completed searches and other requests for information, dated on or before the date of such Security Agreement, listing all effective financing statements and other liens filed in the jurisdictions referred to in clause (1) above, the United States Patent and Trademark Office and United States Copyright Office and such other jurisdictions as the Administrative Agent may reasonably request, in each case, that name any Loan Party as debtor; and
(3)evidence that all other action that (i) the Administrative Agent may reasonably deem necessary or desirable has been taken to grant a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 5.02(a)) on all right, title and interest of the respective Loan Parties in the Collateral and (ii) is required under the Security Agreement or that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken;

(C)intellectual property security agreements (as requested by, and in form and substance reasonably satisfactory to, the Administrative Agent), duly executed, acknowledged and delivered by the appropriate Loan Parties and in form suitable for filing or recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in order to create a valid first and subsisting Lien (subject to Liens permitted by Section 5.02(a)) on the intellectual property described therein in favor of the Administrative Agent for the benefit of the Secured Parties;
(D)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole;
(E)an opinion of counsel for the Loan Parties addressed to the Administrative Agent and the Lenders and otherwise reasonably acceptable to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent may reasonably request; and
(F)all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations;
provided, that, notwithstanding anything to the contrary herein, none of the foregoing shall be required with respect to any property or assets consisting of Excluded Assets or any property or assets of any Subsidiary that is not a Loan Party.
(m)Further Assurances. Prior to the Collateral and Guarantee Release Date, promptly upon reasonable request by the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.
Section 5.02Negative Covenants. From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Lenders:
(a)Liens. Create, assume or suffer to exist or permit any Subsidiary of the Company to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:
(i)Permitted Encumbrances;
(ii)other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(iii)Liens on property or assets of (A) a Domestic Subsidiary (other than any Additional Borrower) to secure obligations of such Subsidiary to the Company or another Domestic Subsidiary and (B) a Foreign Subsidiary to secure obligations of such Subsidiary to the Company or any other Subsidiary;
(iv)any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect to the incurrence of such Indebtedness and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section 5.02(a) does not exceed 10% of Consolidated Net Tangible Assets;
(v)Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of the business of the Company or such Subsidiary;
(vi)Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Company or a Subsidiary by a banking institution to secure the performance of obligations of the Company or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section 5.02(a) does not exceed 10% of Consolidated Net Tangible Assets;
(vii)any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(viii)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by ~~clauses~~clause (iii) or (iv) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;
(ix)Liens on assets securing other obligations of the Company and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section 5.02(a) does not exceed 10% of Consolidated Net Tangible Assets;
(x)Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Company and its Subsidiaries exceeds 25% of the value of the total assets subject to this

Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a));
(xi)Liens on Receivables Related Assets of, or transferred to, a Receivables Subsidiary pursuant to a Permitted Receivables Facility~~;~~ (x) during the Covenant Relief Period, securing obligations in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding and (y) after the Covenant Relief Period, securing obligations in an aggregate principal amount not exceeding US$700,000,000 at any time outstanding;
(xii)any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(xiii)Liens arising in connection with any Disposition of assets; provided that such Liens do not at any time encumber any assets other than the assets to be Disposed of;
(xiv)Liens that are created or provided for by (A) a transfer of an account receivable or chattel paper or (B) a commercial consignment that in each case does not secure payment or performance of an obligation;
(xv)Liens pursuant to the Loan Documents;
(xvi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xvii)Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;
(xviii)Liens constituting encumbrances in the nature of covenants, zoning restrictions, easements, minor irregularities in title and rights or restrictions of record on the use of real property, which do not materially interfere with the occupation, use and enjoyment by the Company or any Subsidiary of such properties in the normal course of business as presently conducted or materially impair the value thereof for such business;
(xix)Liens (A) consisting of judgment or judicial attachment Liens, provided that (x) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (y) adequate reserves for the obligations secured by such Liens have been established and (z) enforcement of such Liens have been stayed and (B) securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f) or securing appeal or other surety bonds relating to such judgments; and
(xx)Liens arising in connection with the financing of insurance premiums in the ordinary course of business.
(b)Indebtedness. (x) Permit any Domestic Subsidiary (other than any Additional Borrower) to create, incur, assume or permit to exist any Indebtedness and (y) during the Covenant Relief Period, create, incur, assume or permit to exist any Indebtedness of the Company or any other Loan Party, except:
(i)Indebtedness of any Domestic Subsidiary to the Company or any other Domestic Subsidiary;
(ii)Indebtedness of any Domestic Subsidiary outstanding on the Closing Date and, during the Covenant Relief Period, Indebtedness of the Company and its Subsidiaries outstanding on the Amendment No. 1 Effective Date, including guarantees by the Loan Parties of any such Indebtedness;
(iii)Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;
(iv)Indebtedness of any Person that becomes a Domestic Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;
(v)Indebtedness of any Receivables Subsidiaries in respect of any Permitted Receivables Facilities (x) during the Covenant Relief Period, in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding and (y) after the Covenant Relief Period, in an aggregate principal amount not exceeding US$700,000,000 at any time outstanding;
(vi)other Indebtedness in an aggregate principal amount not exceeding US$85,000,000 at any time outstanding;
(vii)Permitted Refinancing Indebtedness that serves to Refinance any Indebtedness permitted under Section 5.02(b)(ii), (iii), (iv) or (vi) above;
(viii)Indebtedness incurred under the Loan Documents; ~~and~~
(ix)Indebtedness in connection with the financing of insurance premiums in the ordinary course of business~~.~~ ; and
(x)during the Covenant Relief Period, other Indebtedness of the Company or any other Loan Party so long as after giving effect to the incurrence of such Indebtedness, on a pro forma basis, the Company shall be in compliance with the financial covenants contained in Section 5.01(b) and (c) as of the last day of the Reference Period for which financial statements were required to be delivered pursuant to Section 5.01(i)(i) or (ii); provided that the net cash proceeds of Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Total Debt for purposes of the calculation of the Consolidated Net Leverage Ratio; provided further that any such Indebtedness incurred under this clause (x) of this Section 5.02(b) shall (x) be unsecured and (y) not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans or a maturity date earlier than the then-applicable Termination Date with respect to the Initial Term Loans.
(c)Mergers, Etc. (i) Merge or consolidate with or into any other Person (other than a Subsidiary), including by division, or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the property or assets of the Company and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party or by division, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Default or Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Company, provided that to the extent that the value of all Margin Stock owned by the Company and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Company and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).

(d)Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Company and its Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto.
(e)ERISA. Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan with respect to which an ERISA Event has occurred (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of “ERISA Event” shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), or (ii) any Withdrawal Liability under any Multiemployer Plan, in each case, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of “ERISA Event” shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Company or the ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Company and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.
(f)Use of Proceeds. Request any Advance or Letter of Credit, and the company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Designated Jurisdiction, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(g)Restricted Payments. Declare or make, or permit any Subsidiary to declare or make, any Restricted Payment, in each case, during the Covenant Relief Period, except:
(i)any Subsidiary may declare and make Restricted Payments ratably to the holders of its Equity Interests;
(ii)the Company and each Subsidiary may declare and make dividends or distributions payable solely in Equity Interests of such Person;
(iii)the Company and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(iv)the Company may make distributions to the holders of its Equity Interests in an aggrega~~te a~~nnual amount not to exceed US$0.80 per share; and
(v)the purchase, redemption, retirement or other acquisition for value of Equity Interests of the Company held by employees or former employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Equity Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed US$5,000,000 in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (v) not to exceed US$10,000,000 in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Subsidiaries from the sale of Equity Interests of the Company to employees of the Company and its Subsidiaries that occurs after the Amendment No. 1 Effective Date; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Amendment No. 1 Effective Date (it being understood that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (v) in any calendar year);
(vi)the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities shall be permitted;
(vii)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Company or a Subsidiary shall be permitted;
(viii)so long as no Event of Default exists or would be caused thereby, the Company and each Subsidiary may declare and make other Restricted Payments in an aggregate amount not to exceed US$50,000,000; and
(ix)the payment of any dividend or distribution on Equity Interests in the company or a Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of this Section 5.02(g).
(x)Dispositions. Make any Disposition, or permit any Subsidiary to make any Disposition, in each case, during the Covenant Relief Period, except:
(xi)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired;
(xii)Dispositions of property or assets no longer used or useful in the ordinary course or the principal business of the Company and its Subsidiaries (as determined in good faith by the Company);
(xiii)Dispositions of inventory and equipment in the ordinary course of business;
(xiv)Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(xv)Dispositions of property to the Company or any Subsidiary;
(xvi)Dispositions of cash or Cash Equivalents;
(xvii)Dispositions permitted pursuant to Section 5.02(c);
(xviii)any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 5.02(g);
(xix)any Disposition with an aggregate fair market value not to exceed (x) for any individu~~al~~ transaction or series of related transactions, US$25,000,000 and (y) for all such transactions in any fiscal year (other than any Disposition with an aggregate fair market value of less than US$1,000,000), US$50,000,000, in each case determined at the time such Disposition is made;
(xx)(A) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (B) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(xxi)Dispositions of (A) Receivables Related Assets to or by a Receivables Subsidiary in connection with a Permitted Receivables Facility and (B) receivables in connection with non-recourse factoring or similar arrangements in the ordinary course of business;
(xxii)Dispositions of account receivables in connection with the collection or compromise thereof in the ordinary course of business;
(xxiii)the sale and leaseback of any assets; provided that any associated Liens and Indebtedness are permitted by Sections 5.02(a) and (b), respectively;
(xxiv)any trade-in of equipment in exchange for other equipment; provided, that in the good faith judgment of the Company, the Company or such Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;
(xxv)the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);
(xxvi)licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice or in the ordinary course of business;
(xxvii)the contribution of property or assets in connection with the establishment of one or more joint ventures, or to one or more joint ventures after the establishment thereof; provided that the fair market value (as determined by the Company in good faith) of all such contributions made pursuant to this Section 5.02(h)(xvii) shall not exceed US$250,000,000; and
(xxviii)Dispositions for fair market value (as determined by the Company in good faith); provided that at least 75.0% of the consideration for such Disposition received by the Company and its Subsidiaries is in the form of cash or Cash Equivalents and the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 2.09(b)(iii); provided, further, that the following will be deemed to be cash for purposes of this Section 5.02(h)(xviii):
(A)any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations), that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Subsidiary from further liability;
(B)any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and
(C)any Designated Non-Cash Consideration received by the Company or such Subsidiary in such Disposition having an aggregate fair market value as determined by the Company in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed US$50,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing after the Closing Date:

(a)Any Borrower shall fail to pay (i) any principal of any Advance made to such Borrower when the same becomes due and payable or (ii) any interest on any Advance made to such Borrower or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or
(b)Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)Any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in Section 6.01(a) or Section 6.01(c)(i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or
(d)The Company or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least US$50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Company or any Subsidiary which is outstanding in an aggregate principal amount of at least US$50,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset); provided that any failure to pay or event or condition described above in this clause (d) which is remedied, or waived (including in the form of an amendment) by the requisite holders of such Indebtedness, prior to the acceleration of such Indebtedness and the exercise of any remedies under the applicable loan documents shall not constitute an Event of Default pursuant to this clause (d); or
(e)Any Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any such Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, and, in the case of any such proceeding instituted against a Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Borrower or any such Subsidiary shall take any corporate or other organizational action to authorize any of the actions set forth above in this subsection (e); or
(f)Any judgment or order for the payment of money in excess of US$50,000,000 shall be rendered against the Company or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; ~~or~~
(g)The Company or any of its ERISA Affiliates shall incur liability in an amount that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to a Plan or (ii) the termination of a Multiemployer Plan; ~~or~~
(h)Prior to the occurrence of the Collateral and Guarantee Release Date, Article VII hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party, or any Borrower shall so state in writing; or
(i)Prior to the occurrence of the Collateral and Guarantee Release Date, any security interest purported to be created by any Collateral Document shall for any reason (other than pursuant to the terms of the Loan Documents or as a result of the failure of the Administrative Agent to file UCC financing statements or continuation statements) cease to be in full force and effect or create a valid and perfected first priority Lien (subject only to the Permitted Encumbrances) on a material portion of the Collateral purported to be covered thereby or shall be asserted by Borrower or any other Loan Party in writing not to be a valid and perfected Lien with the priority required by the Loan Documents on a material portion of the Collateral;
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers (i) declare the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to a Borrower under applicable Debtor Relief Laws, (A) the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
Section 6.02Actions in Respect of the Letters of Credit upon Event of Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Facility Lenders in respect of the Revolving Credit Facility, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the Revolving Lenders in Same Day Funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Facility Lenders in respect of the Revolving Credit Facility; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under applicable Debtor Relief Laws, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Lenders, as applicable, to the extent permitted by applicable law. The Administrative Agent, in its sole discretion and at the risk and expense of the Company, may invest the funds in the L/C Cash Collateral Account, and interest or profits therefrom (if any) shall accumulate in the L/C Cash Collateral Account. At any time that the amount of funds in the L/C Cash Collateral Account exceeds the Available Amount of all Letters of Credit outstanding, the Administrative Agent shall promptly return such excess amount to the Company. All amounts in the L/C Cash Collateral Account shall be returned to the Company upon the earlier of (x) the date that all Letters of Credit shall have expired or been fully drawn upon and all reimbursement obligations shall have been satisfied and (y) the date on which no Event of Default shall be continuing or on which every Event of Default shall have been waived.
Section 6.03Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03, 10.04 and 10.06) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 10.04 and 10.06.
Section 6.04~~Section 6.04.~~ Application of Funds. After the exercise of remedies provided for in this Article VI (or after the Advances have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 6.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13 and 2.19, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks arising under the Loan Documents and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Advances, L/C Obligations and other Obligations, ratably among the ~~Lenders and the Issuing Banks~~Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances ~~and~~, L/C Obligations and Obligations then owing under Bank Products Agreements, Secured Hedge Agreements and Other Secured Agreements, ratably among the Lenders ~~and~~, the Issuing Banks, the Bank Products Providers, the Hedge Banks and the other applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the applicable Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Section 2.09(b)(ii) or Section 2.18;
Sixth, to the payment of any other amounts owing to the ~~Lenders and the Administrative Agent~~Secured Parties constituting Obligations then due and payable; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Law.
Subject to Sections 2.09(b)(ii) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements, Bank Products Agreements and the Other Secured Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such information as to the nature of such claim and the identity of such Secured Party as the Administrative Agent may reasonably request, from the applicable Hedge Bank, Bank Products Provider or other applicable Secured Party, as the case may be. Each Bank Products Provider, Hedge Bank or other Secured Party that is a party to this Agreement hereby acknowledges and accepts, and each Bank Products Provider, Hedge Bank or other Secured Party that is not a party to this Agreement, by its acceptance of the benefit of the Collateral, shall be deemed to have acknowledged and accepted, the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates in such capacity as if a “Lender” party hereto and, without limiting the foregoing, shall be bound by the provisions of Sections 8.04, 8.06, 10.07, 10.10, 10.15 and 10.19 as if it were a Lender. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
ARTICLE VII

~~[RESERVED]~~GUARANTY

Section 7.01Guaranty. Each Loan Party hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations owed or hereafter owing to the Administrative Agent and the Secured Parties by each other Loan Party or any Subsidiary thereof (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”; provided that, with respect to any Loan Party, the Guaranteed Obligations shall not include its own Obligations under the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement). Each Loan Party agrees that its Guaranty constitutes a guarantee of payment and not merely of collection. Without limiting the generality of the foregoing, the liability of each Loan Party shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or any Subsidiary thereof to the Administrative Agent or any Secured Party under or in respect of the Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any such Loan Party or any Subsidiary thereof.
Section 7.02Guaranty Absolute. Each Loan Party jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Secured Party with respect thereto. The obligations of each Loan Party under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Loan Party under or in respect of the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement and a separate action or actions may be brought and prosecuted against any Loan Party to enforce this Guaranty, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Loan Party under this Guaranty shall be joint and several, irrevocable, absolute and unconditional irrespective of, and each Loan Party hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)any lack of validity or enforceability of any Loan Document, any Bank Products Agreement, any Secured Hedge Agreement, any Other Secured Agreement or any agreement or instrument relating to the foregoing;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Loan Party under or in respect of the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement or any other amendment or waiver of or any consent to departure from any of the foregoing, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under any Loan Document, any Bank Products Agreement, any Secured Hedge Agreement, any Other Secured Agreement or any other assets of any Loan Party or any of its Subsidiaries;
(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)any failure of the Administrative Agent or any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to the Administrative Agent or such Secured Party (each Loan Party waiving any duty on the part of the Administrative Agent and the Secured Parties to disclose such information);
(g)the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Loan Party or any other guarantor or surety with respect to the Guaranteed Obligations; or
(h)any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
During the Covenant Relief Period, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.
Section 7.03Waivers and Acknowledgements. (a) Each Loan Party hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party, any other guarantor or any other Person or any collateral.
(a)Each Loan Party hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(b)Each Loan Party hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Loan Party or other rights of such Loan Party to proceed against any Loan Party, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Loan Party hereunder.
(c)Each Loan Party hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Secured Party to disclose to such Loan Party any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Secured Party.
(d)Each Loan Party acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
Section 7.04Subrogation. Each Loan Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Loan Party’s obligations under or in respect of this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Secured Party against any Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Company, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, (x) unless and until all of the Guaranteed Obligations under the Agreement and the other Loan Documents shall have been paid in full in cash and the Revolving Commitments shall have expired or been terminated and (y) unless no Event of Default shall have occurred and be continuing. If any amount shall be paid to any Loan Party in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations under the Agreement and the other Loan Documents and (b) the latest Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Secured Parties, shall be segregated from other property and funds of such Loan Party and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Loan Party shall make payment to the Administrative Agent or any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations under this Agreement and the other Loan Documents shall have been paid in full in cash and (iii) the latest Termination Date shall have occurred, the Administrative Agent and the Secured Parties will, at such Loan Party’s request and expense, execute and deliver to such Loan Party appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Loan Party of an interest in the Guaranteed Obligations resulting from such payment made by such Loan Party pursuant to this Guaranty and such Loan Party may exercise their rights of contribution pursuant to Section 7.09 to the extent of such payment hereunder.
Section 7.05Subordination. Each Loan Party hereby subordinates any and all debts, liabilities and other obligations owed to such Loan Party by the other Loan Parties (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05.
(a)Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), the Loan Parties may receive regularly scheduled payments from the other Loan Parties on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), unless the Majority Lenders otherwise agree, no Loan Party shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any Loan Party, each Loan Party agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Loan Party receives payment of any Subordinated Obligations.
(c)Turnover. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), each Loan Party shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Loan Party under the other provisions of this Guaranty.

(d)Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of any applicable Loan Party, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require any applicable Loan Party (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
Section 7.06Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the payment in full in cash of the Guaranteed Obligations under this Agreement and the other Loan Documents and (ii) Collateral and Guarantee Release Date, (b) be binding upon the Loan Parties, their respective successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Secured Parties may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.02. No Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.
Section 7.07Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article VII voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 7.07 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 7.07 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
Section 7.08Collateral and Guaranty Matters.
(a)Each of the Lenders and the other Secured Parties irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees, without recourse or warranty, to take such actions upon the Company’s request:
(i)(A) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the earlier of (x) the Collateral and Guarantee Release Date and (y) the termination of the Commitments and payment in full of all Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Bank Products Agreements, Secured Hedge Agreements and Other Secured Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition (other than any lease for which a Loan Party is the lessor) permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01 as in effect on the Amendment No. 1 Effective Date, and (B) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a)(viii); and
(ii)to release any Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; provided that a Guarantor that becomes an Excluded Subsidiary as a result of clause (a) of the definition thereof shall only be released from its obligations under the Guaranty pursuant to a transaction made in good faith to a bona fide unaffiliated third party and for bona fide business purposes (other than to release such Guarantor from the Guaranty).
(b)Notwithstanding anything to the contrary in this Agreement, (i) the Company may elect, in its sole discretion, to terminate the Covenant Relief Period upon at least five (5) Business Days written notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) and (ii) upon the Administrative Agent’s receipt of such notice (such date, the “Optional Covenant Relief End Date”), (x) each of the Loan Parties shall be released from its obligations under the Guaranty and (y) the Liens created under the Collateral Documents securing the Obligations shall automatically be released; provided that such release shall not apply to any Cash Collateral held pursuant to the express provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of the Collateral and Guarantee Release Date, each of the Loan Parties shall be automatically released from its obligations under the Guaranty.
(c)The Lenders and the other Secured Parties hereby expressly authorize the Administrative Agent to, and the Administrative Agent hereby agrees, without recourse or warranty, to, execute and deliver to the Loan Parties all such instruments and documents as the Loan Parties may reasonably request to effectuate, evidence or confirm any release provided for in this Section 7.08, all at the sole cost and expense of the Loan Parties. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.
Section 7.09Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Sections 7.04. The provisions of this Section 7.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks, and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks, and the Lenders for the full amount guaranteed by such Guarantor hereunder.
ARTICLE VIII

THE AGENT
Section 8.01Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent expressly provided in Section 8.07, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.09 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article X (including Section 10.04 and Section 10.06), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents), as if set forth in full herein with respect thereto.
Section 8.02Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.03Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.
Section 8.04Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(iv)shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (A) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 10.01) or (B) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company, a Lender, or an Issuing Bank; ~~and~~
(v)shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of a Default or an Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent~~.~~; and
(vi)shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any notice or certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 8.05Non-Reliance on the Administrative Agent, the Arrangers and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing and (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 8.06Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company, and without limiting the obligations of the Company under Section 10.06), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.06 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
(a)Each Revolving Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Lender agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Company under Section 10.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
(b)For purposes of this Section 8.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans (or prior to the funding thereof, Term Loan Commitments) and Revolving Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Commitments at such time; provided that the aggregate principal amount of Revolving Advances made as a result of a drawing under a Letter of Credit owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Administrative Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
Section 8.07Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default has occurred and is continuing, to the Company’s approval, whereupon such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the former Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent shall be discharged from its duties and obligations under this Agreement, other than the obligations provided in Section 10.12, without any other or further act or deed on the part of such former Administrative Agent or the Lenders or Issuing Banks. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 8.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 8.09Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.10Other Agents. Each Lender hereby acknowledges that no syndication agent, documentation agent or any other Lender designated as any other type of agent (other than administrative agent) on the signature pages hereto has any liability hereunder other than in its capacity as a Lender.
Section 8.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit or the Commitments;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.12Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each

Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 8.13Secured Hedge Agreements and Other Secured Agreements. No Bank Products Provider, Hedge Bank or other Secured Party in respect of any Other Secured Agreement that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Other Secured Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or other Secured Party in respect of any Other Secured Agreement, as the case may be.
ARTICLE IX

SUCCESSORS, ASSIGNS AND PARTICIPATIONS
Section 9.01Binding Effect. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
Section 9.02Assignments.
(a)Each Lender may, upon at least five (5) Business Days’ notice to the Company, the Administrative Agent and (in the case of an assignment of Revolving Commitments) the Issuing Banks, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), the Advances owing to it and the Note or Notes held by); provided that
(i)prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) of the following shall be required:
(x)    the Company; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred and is continuing or for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(y)    the Administrative Agent; provided that no such consent is required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(z)    each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment;
(ii)parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment;
(iii)each such assignment shall be only to an Eligible Assignee; and
(iv)except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Term Loan or Revolving Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000, unless otherwise agreed by the Company and the Administrative Agent.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 10.04 and 10.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 10.12) under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.
(c)Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Note or Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Administrative Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.
(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain, at its address set forth on Schedule 10.02, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.
(e)Each Issuing Bank may, with the prior written consent of the Company, assign to any other Lender all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred and is continuing or for an assignment to a Revolving Lender or an Affiliate of a Revolving Lender; provided further that (i) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the assignor Issuing Bank within 10 Business Days after having received notice thereof, (ii) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of US$3,500.
Section 9.03Participations.
(a)Each Lender may sell (other than to the Company, any Subsidiary of the Company or any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person)) participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment(s) to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such participation is not prohibited by applicable law. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 10.01 that directly affects such Person. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.02; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.10 and 2.14 as if it were an assignee under Section 9.02 and (ii) shall not be entitled to receive any greater payment under Section 2.10 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant shall be subject to Section 2.13 as though it were a Lender.

(b)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 9.04Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.04.
ARTICLE X

MISCELLANEOUS
Section 10.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or ~~the Notes~~any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase or extend the Commitment(s) of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest (other than any default interest) on, any Term Loan Note, Revolving Note, Term Loan, Revolving Advance, or any fee or other amount payable hereunder, change Section 2.04 or Section 2.05 in a manner that would alter the pro rata sharing of payments or reduction of Commitments, or change Section 2.13 or Section 6.04, in each case, without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Term Loan Notes, Revolving Notes, Term Loans, Revolving Advances, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) change the definition of “Majority Lenders” or “Majority Facility Lenders” or the number of Lenders or percentage in interests of Lenders which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders, (e) amend this Section 10.01 without the written consent of all the Lenders ~~or~~, (f) except in connection with debtor-in-possession financing, subordinate, or have the effect of subordinating (i) the Obligations under the Loan Documents to any other Indebtedness or other obligation or (ii) the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case, without the written consent of each Lender affected thereby or (g) except as set forth in Section 7.08 as in effect on the Amendment No. 1 Effective Date, release any Loan Party from its obligations under Article VII or release all or substantially all of the Collateral, without the written consent of all of the Lenders and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Majority Facility Lenders in respect of the applicable Facility in addition to the Lenders required above to take such action, adversely affect the rights of the Lenders of such Facility in respect of payments in a manner different than such amendment, waiver or consent affects the rights of Lenders of any other Facility in respect of payments and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that a Defaulting Lender shall retain its voting rights in respect of matters set forth in clauses (a), (b) and (c) above.
Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of:
(i)the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (w) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus the reasonable costs, expenses, accrued interest and premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Term Loans), (y) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans and (z) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing; and
(ii)the Company and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of all outstanding Revolving Commitments (“Replaced Revolving Commitments”) with a replacement revolving facility hereunder (“Replacement Revolving Commitments”), provided that (w) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of the Replaced Revolving Commitments plus the reasonable costs, expenses, accrued interest and premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Revolving Commitments (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Revolving Commitments than those applicable to the Replaced Revolving Commitments (other than any covenants or other provisions applicable only to periods after the Revolving Termination Date in effect immediately prior to the incurrence of such Replacement Revolving Commitments), (y) the termination date of such Replacement Revolving Commitments shall not be earlier than the Revolving Termination Date in effect immediately prior to the incurrence of such Replacement Revolving Commitments and (z) the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld) to the Lenders in respect of the Replacement Revolving Commitments.
Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans or Replacement Revolving Commitments without the consent of any other Lenders, to the extent necessary to (1) reflect the terms of such Replacement Term Loans or Replacement Revolving Commitments, as applicable, incurred pursuant to the foregoing ~~clauses~~clause (i) or (ii) and (2) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of the immediately preceding clauses (i) and (ii).
The Administrative Agent and the Borrowers may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Successor Rate or Successor Rate Conforming Changes or otherwise effectuate the terms of Section 2.08 in accordance with the terms of Section 2.08.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement (i) any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) Article II as contemplated by Section 10.17(c).
Section 10.02Notices, Effectiveness, Electronic Communication.
(a)All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy communication) and mailed, telecopied or hand delivered or (ii) by electronic communication as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), and shall be delivered (A) if to a Borrower, at the Company’s address specified on Schedule 10.02, (B) if to any Lender, at its applicable lending office specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender and (C) if to the Administrative Agent, at its address specified on Schedule 10.02; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent as specified in Section 10.02(b) or as otherwise specified to the Borrowers by the Administrative Agent.
All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party. Delivery by telecopier or other electronic method of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth on Schedule 10.02, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Advances will be disbursed.
(d)Platform. So long as Bank of America or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the addresses set forth on Schedule 10.02. Each Borrower agrees that the Administrative Agent may, but is not obligated to, make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, SyndTrak or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Borrower Materials, the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Borrower Materials, the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses). “Borrower Materials” mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 10.03No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.04Costs and Expenses; Damage Waiver.
(a)The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with (x) the structuring, arrangement and syndication of the Commitments (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole and, if necessary, one local counsel in each appropriate jurisdiction) and (y) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Banks), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents.
(b)If any payment of principal of any Term SOFR Advance or Alternative Currency Term Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (including as a result of the replacement of such Lender in accordance with Section 2.04(c) or Section 2.17(b)), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Each Lender demanding payment of such amount shall provide such demand in writing and provide, at the time of making such demand, the applicable Borrower and the Administrative Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon such Borrower.
(c)Each party’s obligations under this Section 10.04 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 10.05Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured. Each Lender agrees to promptly notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.
Section 10.06Indemnification by Company. The Company agrees to indemnify and hold harmless the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and the respective affiliates of the foregoing and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs and reasonable and documented out-of-pocket expenses and disbursements (including reasonable fees and disbursements of one outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel in multiple jurisdictions) for such affected Indemnified Party)) of any kind or nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against such Indemnified Party in connection with or arising out of any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that the foregoing indemnity shall not apply to the Claims of any Indemnified Party to the extent such

Claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party, (ii) result from a claim brought by the Company or any of its Subsidiaries against such Indemnified Party for material breach of such Indemnified Party’s obligations under this Agreement if the Company or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to this Agreement or any Commitments). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any agreement or instrument contemplated hereby, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit. Each party’s obligations under this Section 10.06 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 10.07Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 10.08Execution in Counterparts; Integration; Effectiveness; Electronic Execution; Electronic Records. This Agreement and any other Loan Document may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Banks, the Lenders and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
This Agreement, any other Loan Document and any other Communications may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor Issuing Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or the Issuing Bank has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Administrative Agent nor Issuing Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Issuing Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Issuing Banks shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.09Special Prepayment Right. (a) In the event that a Change of Control Date shall occur, the Company will, within 10 days after such Change of Control Date, give the Administrative Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the applicable Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by such Borrower to such Lender under this Agreement. Said request (the “Prepayment Notice”) shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the “Special Prepayment Date”) upon which the applicable Borrower shall prepay the Advances made to it, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid. In the event of such request, the Commitment(s) of such Lender to make Advances hereunder shall forthwith terminate.
(a)On the Special Prepayment Date, the applicable Borrower shall prepay all of the Advances of such Lender made to such Borrower plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable such Borrower under this Agreement. Payment shall be made as provided in this Agreement.
(b)For the purposes of this Section 10.09:
(i)the term “Change of Control Date” shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company or (B) the date immediately following the first date on which the members of the Board of Directors of the Company (the “Board”) at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Company shall have merged or disposed of a portion of its assets in compliance with the requirements of Section 5.02(c) within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company after such merger or disposition, and
(ii)the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Company other than stock having such power only by reason of a contingency.
Section 10.10Jurisdiction, Etc.
(a)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address of the Company specified pursuant to Section 10.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 10.11No Liability of the Issuing Banks. The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
Section 10.12Confidentiality. Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Company and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to any rating agency, or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, or in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its Subsidiaries or Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and its Subsidiaries containing provisions substantially the same as those of this Section 10.12, (i) to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Company and its obligations, this Agreement or payments hereunder, (g) with the consent of the Company, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (i) to Thomson Reuters and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided to such data service providers or (k) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section 10.12, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section 10.12, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Company, its Subsidiaries and their respective Affiliates may rely upon this Section 10.12 for any purpose, including to comply with Regulation FD.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.
Section 10.13Patriot Act, Etc. Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in relation to any Loan Party, in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws.
Section 10.14[Reserved].
Section 10.15Waiver of Jury Trial. Each of the Borrowers, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
Section 10.16Acknowledgments. Each of the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrowers and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrowers on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrowers, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrowers, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Borrowers rely on, any fiduciary duty to the Borrowers or their affiliates on the part of the Credit Parties, (c) the Borrowers are capable of evaluating and understanding, and the Borrowers understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrowers have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrowers’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrowers, (e) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrowers or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrowers or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrowers and the Credit Parties.
Section 10.17Additional Borrowers. (a) The Company may, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) designate any Wholly Owned Subsidiary as a Borrower under the Revolving Credit Facility and upon the satisfaction of the conditions specified in Section 10.17(d), such Subsidiary shall for purposes hereunder be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Lenders and Issuing Banks at least ten Business Days prior to granting such request and, if any Revolving Lender or Issuing Bank notifies the Administrative Agent within ten Business Days that it is not permitted by applicable law or any of its organizational policies to make Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), the relevant Subsidiary, shall withhold such consent or give such consent only upon effecting the changes to the provisions of this Agreement as are contemplated by Section 2.17(b) or Section 10.17(c) that will assure that such Revolving Lender is not required to make Revolving Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary.
(a)A Subsidiary shall cease to be an Additional Borrower hereunder at such time as no Advances, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Subsidiary, no Letters of Credit issued for the account of such Subsidiary shall be outstanding and such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.
(b)In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders or Issuing Banks are able and willing to lend Revolving Advances to, and participate in Letters of Credit issued for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary, but other Revolving Lenders or Issuing Banks are not so able and willing, the Administrative Agent shall be permitted, solely with the consent of the Company, to effect such changes to the provisions of Article II as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its subsidiaries, all with the intention of providing procedures for the Revolving Lenders and Issuing Banks who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders and Issuing Banks not to be required to do so. Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders and Issuing Banks at least five Business Days’ notice thereof and an opportunity to comment thereon.
(c)The addition of any Subsidiary as an Additional Borrower hereunder is subject to satisfaction of the following conditions precedent:
(i)the Administrative Agent shall have received all documentation and other information with respect to such Person required by regulatory authorities and requested by the Lenders (through the Administrative Agent) under applicable “know your customer” and Anti-Money Laundering Laws;
(ii)the Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company;
(iii)the Administrative Agent shall have received an opinion of counsel of such Subsidiary addressed to the Administrative Agent and the Lenders and otherwise reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby relating to such Subsidiary as the Administrative Agent may reasonably request;
(iv)the Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby relating to such Subsidiary, and any other legal matters relating to such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent; and
(v)unless otherwise agreed by the Administrative Agent, the following representations and warranties shall be true and correct on and as of the date such Subsidiary becomes an Additional Borrower:
(A)subject to applicable law, the obligations of such Additional Borrower under this Agreement, when executed and delivered by such Additional Borrower, will rank at least pari passu with all unsecured Indebtedness of such Additional Borrower;
(B)in the case of any Additional Borrower that is a Foreign Subsidiary, such Additional Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Additional Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Additional Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Additional Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Additional Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Additional Borrower, subject to customary qualifications and limitations;
(C)in the case of any Additional Borrower that is a Foreign Subsidiary, this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Additional Borrower is organized and existing for the enforcement hereof or thereof against such Additional Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Additional Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid; and
(D)in the case of any Additional Borrower that is a Foreign Subsidiary, the execution, delivery and performance by such Additional Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Additional Borrower is organized and existing, not subject to any notification or authorization except (1) such as have been made or obtained or (2) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (2) shall be made or obtained as soon as is reasonably practicable).
Section 10.18Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.19Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).
Section 10.20Acknowledgment Regarding any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of this page intentionally left blank; signature pages intentionally omitted]